CREDIT AND GUARANTY AGREEMENT,


                  dated as of August 29, 1997,


                             among


                      IMO INDUSTRIES INC.,

                          as Borrower,


                     II ACQUISITION CORP.,

                         as Guarantor,


                CERTAIN FINANCIAL INSTITUTIONS,

                          as Lenders,


                    THE BANK OF NOVA SCOTIA,

        as Administrative Agent and Documentation Agent

                              and


               NATIONSBANC CAPITAL MARKETS, INC.,

             as Syndication Agent for the Lenders.



TABLE OF CONTENTS

SECTION                                                      PAGE

            ARTICLE IDEFINITIONS AND ACCOUNTING TERMS
1.1.       Defined Terms                                       2
1.2.       Use of Defined Terms                               30
1.3.       Cross-References                                   30
1.4.       Accounting and Financial Determinations            30

ARTICLE IICOMMITMENTS, BORROWING PROCEDURES,LETTERS OF CREDIT AND
                              NOTES
2.1.       Commitments                                        31
2.1.1.     Term Loan Commitment                               31
2.1.2.     Revolving Loan Commitment                          31
2.1.3.     Letter of Credit Commitment                        31
2.2.       Lenders Not Permitted or Required to Make
           Credit Extensions                                  32
2.2.1.     Term Loans                                         32
2.2.2.     Revolving Loans                                    32
2.2.3.     Letters of Credit                                  32
2.3.       Optional Reduction of the Commitment
           Amounts                                            32
2.4.       Borrowing Procedure                                32
2.5.       Continuation and Conversion Elections              33
2.6.       Funding                                            33
2.7.       Issuance Procedures                                34
2.7.1.     Other Lenders' Participation                       34
2.7.2.     Disbursements                                      34
2.7.3.     Reimbursement                                      35
2.7.4.     Deemed Disbursements                               35
2.7.5.     Nature of Reimbursement Obligations                36
2.8.       Notes                                              37

      ARTICLE IIIREPAYMENTS, PREPAYMENTS, INTEREST AND FEES
3.1.       Repayments and Prepayments                         37
3.1.1.     Voluntary Prepayments                              37
3.1.2.     Mandatory Repayments and Prepayments               38
3.2.       Interest Provisions                                39
3.2.1.     Rates                                              39
3.2.2.     Post-Default Rates                                 40
3.2.3.     Payment Dates                                      41
3.3.       Fees                                               41
3.3.1.     Commitment Fee                                     41
3.3.2.     Letter of Credit Fee                               41
3.3.3.     Managing Agents' Fees, etc.                        42

        ARTICLE IVCERTAIN LIBO RATE AND OTHER PROVISIONS
4.1.       LIBO Rate Lending Unlawful                         42
4.2.       Deposits Unavailable                               42
4.3.       Increased Costs, etc.                              43
4.4.       Funding Losses                                     44
4.5.       Increased Capital Costs                            44
4.6.       Taxes                                              45
4.7.       Payments, Computations, etc.                       46
4.8.       Sharing of Payments                                47
4.9.       Setoff                                             48
4.10.      Use of Proceeds                                    48

            ARTICLE VCONDITIONS TO CREDIT EXTENSIONS
5.1.       Initial Credit Extension                           49
5.1.1.     Resolutions, etc.                                  49
5.1.2.     Agreement                                          49
5.1.3.     Delivery of Notes                                  49
5.1.4.     Required Consents and Approvals                    50
5.1.5.     Consummation of Tender Offer                       50
5.1.6.     Consummation of the Acquisition                    50
5.1.7.     Financial Information, etc.                        51
5.1.8.     Subsidiary Guaranties.                             51
5.1.9.     Pledged Property                                   52
5.1.10.    Foreign Pledge Agreements                          52
5.1.11.    U.C.C. Search Results, Intellectual
           Property                                           52
5.1.12.    Security Agreements, Filings, Lockboxes,
           etc.                                               53
5.1.13.    Real Estate Mortgages                              53
5.1.14.    Title Insurance                                    53
5.1.15.    Realty Survey                                      54
5.1.16.    Environmental Assessment Reports, etc.             54
5.1.17.    Preferred Stock                                    54
5.1.18.    Trustee's Certificate                              55
5.1.19.    Credit Line                                        55
5.1.20.    Solvency Certificates                              55
5.1.21.    Closing Date Certificates                          55
5.1.22.    Reliance Letters                                   55
5.1.23.    Fairness Opinion                                   56
5.1.24.    Evidence of Insurance                              56
5.1.25.    Payment of Outstanding Indebtedness, etc.          56
5.1.26.    Opinions of Counsel                                56
5.1.27.    Managing Agents' Closing Fees, Expenses,
           etc.                                               56
5.1.28.    Statement of Sources and Uses                      57
5.1.29.    Closing Date                                       57
5.1.30.    Form U-1                                           57
5.1.31.    Subscription Agreements                            57
5.1.32.    Supplemental Indenture                             57
5.1.33.    Assignment of Parent Subscription
           Agreement.                                         57
5.1.34.    Satisfactory Legal Form, etc.                      57
5.2.       All Credit Extensions                              57
5.2.1.     Compliance with Warranties, No Default,
           etc.                                               58
5.2.2.     Credit Extension Request, etc.                     59

            ARTICLE VIREPRESENTATIONS AND WARRANTIES
6.1.       Organization, etc.                                 59
6.2.       Due Authorization, Non-Contravention, etc.         59
6.3.       Government Approval, Regulation, Compliance
           with Law, etc.                                     60
6.4.       Validity, etc.                                     60
6.5.       Financial Information                              61
6.6.       No Material Adverse Change                         61
6.7.       Litigation, Labor Controversies, etc.              61
6.8.       Subsidiaries                                       61
6.9.       Ownership of Properties                            62
6.10.      Taxes                                              62
6.11.      Pension and Welfare Plans                          62
6.12.      Environmental Warranties                           63
6.13.      Accuracy of Information                            66
6.14.      Purchase Agreement                                 67
6.15.      Expropriation and Condemnation                     67
6.16.      Intellectual Property Collateral                   67
6.17.      Ownership of Stock                                 68
6.18.      Absence of Default                                 68
6.19.      Regulations G, U and X                             68
6.20.      Subordinated Debt                                  69
6.21.      Government Regulation                              69
6.22.      Government Contracts                               69
6.23.      Subsidiary Guarantees                              71
6.24.      Burdensome Agreements                              71

                      ARTICLE VIICOVENANTS
7.1.       Affirmative Covenants                              71
7.1.1.     Financial Information, Reports, Notices,
           etc.                                               71
7.1.2.     Compliance with Laws, etc.                         74
7.1.3.     Maintenance of Properties                          75
7.1.4.     Insurance                                          75
7.1.5.     Books and Records                                  77
7.1.6.     Environmental Covenant                             77
7.1.7.     As to Intellectual Property Collateral             78
7.1.8.     Future Subsidiaries                                79
7.1.9.     Future Real Estate Properties                      81
7.1.10.    Sale of Instrumentation Segment                    81
7.1.11.    Purchase of Preferred Stock                        81
7.1.12.    Credit Line of Non-U.S. Subsidiaries               81
7.1.13.    Landlord Waivers                                   81
7.1.14.    Foreign Employee Benefit Plan Compliance           82
7.1.15.    Government Contracts                               82
7.1.16.    Future Guarantees, Pledged Stock                   83
7.1.17.    Notice Under Subordinated Note Indenture.          83
7.1.18.    Further Assurances                                 83
7.2.       Negative Covenants                                 84
7.2.1.     Business Activities                                84
7.2.2.     Indebtedness                                       84
7.2.3.     Liens                                              87
7.2.4.     Financial Condition                                88
7.2.5.     Investments                                        92
7.2.6.     Restricted Payments, etc.                          93
7.2.7.     Capital Expenditures, etc.                         94
7.2.8.     Rental Obligations                                 95
7.2.9.     Take or Pay Contracts                              95
7.2.10.    Consolidation, Merger, etc.                        95
7.2.11.    Asset Dispositions, etc.                           96
7.2.12.    Modification of Certain Agreements                 97
7.2.13.    Transactions with Affiliates                       97
7.2.14.    Negative Pledges, Restrictive Agreements,
           etc.                                               97
7.2.15.    Management and Director Fees, Expenses,
           etc.                                               98
7.2.16.    Environmental Liens                                98
7.2.17.    Fiscal Year End                                    98
7.2.18.    Stock of Subsidiaries                              98
7.2.19.    Activities of the Parent                           99
7.2.20.    No Investments, etc. in Certain
           Subsidiaries                                       99

                  ARTICLE VIIIEVENTS OF DEFAULT
8.1.       Listing of Events of Default                       99
8.1.1.     Non-Payment of Obligations                         99
8.1.2.     Breach of Warranty                                100
8.1.3.     Non-Performance of Certain Covenants and
           Obligations                                       100
8.1.4.     Non-Performance of Other Covenants and
           Obligations                                       100
8.1.5.     Default on Other Indebtedness                     100
8.1.6.     Judgments                                         101
8.1.7.     Pension Plans                                     101
8.1.8.     Change in Control                                 101
8.1.9.     Bankruptcy, Insolvency, etc.                      101
8.1.10.    Impairment of Security, Senior Subordinated
           Notes, etc.                                       102
8.2.       Action if Bankruptcy                              103
8.3.       Action if Other Event of Default                  103

                       ARTICLE IXGUARANTY
9.1.       The Guaranty                                      103
9.2.       Guaranty Unconditional                            104
9.3.       Reinstatement in Certain Circumstances            105
9.4.       Waiver by the Parent                              105
9.5.       Postponement of Subrogation, etc.                 105
9.6.       Stay of Acceleration                              106
9.7.       Non-Recourse, etc                                 106

                ARTICLE XTHE ADMINISTRATIVE AGENT
10.1.      Actions                                           107
10.2.      Funding Reliance, etc.                            108
10.3.      Exculpation                                       108
10.4.      Successor                                         108
10.5.      Credit Extensions by Managing Agents              109
10.6.      Credit Decisions                                  109
10.7.      Loan Documents, etc.                              110
10.8.      Copies, etc.                                      110
10.9.      Limitation on Duties                              110

               ARTICLE XIMISCELLANEOUS PROVISIONS
11.1.      Waivers, Amendments, etc.                         111
11.2.      Notices                                           112
11.3.      Payment of Costs and Expenses                     112
11.4.      Indemnification                                   113
11.5.      Survival                                          115
11.6.      Severability                                      115
11.7.      Headings                                          115
11.8.      Execution in Counterparts, Effectiveness,
           etc.                                              115
11.9.      Governing Law; Entire Agreement                   115
11.10.     Successors and Assigns                            116
11.11.     Sale and Transfer of Loans and Notes;
           Participations in Loans and Notes                 116
11.11.1.   Assignments                                       116
11.11.2.   Participations                                    117
11.11.3.   Certain Other Provisions                          118
11.12.     Other Transactions                                119
11.13.     Certain Collateral and Other Matters              119
11.14.     Confidential Information                          120
11.15.     Forum Selection and Consent to Jurisdiction       120
11.16.     Waiver of Jury Trial, etc.                        121



SCHEDULE I         - Disclosure Schedule
SCHEDULE II        - Percentages
SCHEDULE III       - Administrative Information
SCHEDULE IV        - Real Estate Dispositions
SCHEDULE V         - Mortgages in Favor of the Administrative
                   Agent
SCHEDULE VI        - Discontinued Operations

EXHIBIT A          - Form of Revolving Note
EXHIBIT B          - Form of Term Note
EXHIBIT C          - Form of Borrowing Request
EXHIBIT D      -   Form of Continuation/Conversion Notice
EXHIBIT E          - Form of Issuance Request
EXHIBIT F      -   Form of Compliance Certificate
EXHIBIT G-1    -   Form of Parent Pledge Agreement
EXHIBIT G-2        - Form of Borrower Pledge Agreement
EXHIBIT H-1        - Form of Borrower Security Agreement
EXHIBIT H-2        - Form of Subsidiary Security Agreement
EXHIBIT I          - Form of Subsidiary Guaranty
EXHIBIT J          - Form of Mortgage
EXHIBIT K      -   Form of Closing Date Certificate
EXHIBIT L          - Form of CFO/CEO Solvency Certificates
EXHIBIT M      -   Form of Lender Assignment Agreement
EXHIBIT N        - Form of Opinion of Counsel to the Obligors



                   CREDIT AND GUARANTY AGREEMENT


     CREDIT AND GUARANTY AGREEMENT, dated as of August 29, 1997, among IMO INDUSTRIES INC., a Delaware corporation (the "Borrower"), II ACQUISITION CORP., a Delaware corporation (the "Parent"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), THE BANK OF NOVA SCOTIA ("Scotiabank"), as administrative agent (in such capacity, the "Administrative Agent") and as documentation agent (the "Documentation Agent") for the Lenders and NATIONSBANC CAPITAL MARKETS, INC. ("NationsBanc"), as syndication agent (the "Syndication Agent") for the Lenders (NationsBanc and Scotiabank are also referred to herein as the "Managing Agents").


                      W I T N E S S E T H:

     WHEREAS, the Borrower is a direct, and at least 80% owned
Subsidiary (such capitalized term and other capitalized terms used in these recitals without definition shall have the meanings provided for in Section 1.1) of the Parent; and


     WHEREAS, pursuant to the Purchase Agreement, dated as of July 25, 1997, between the Parent and the Borrower (as heretofore amended with the consent of the Required Lenders, the "Purchase Agreement"), the Parent has made a tender offer (the "Tender Offer"), upon the terms and subject to the conditions of the Purchase Agreement, to acquire all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of the Borrower, as may be tendered at a price of $7.05 per share, net to the seller in cash (the "Acquisition"); and

     WHEREAS, the Borrower is engaged directly and through various Subsidiaries in the businesses of designing and producing electronic adjustable-speed motor drives, gears and speed reducers, rotary pumps, transducers and switches for sensing, measuring and controlling pressure, temperature and liquid level and flow, push-pull cables and remote control systems, and automotive products including actuators, window controls, latches and door panels/assemblies; and

     WHEREAS, in order to refinance Indebtedness (including interest thereon) currently outstanding in the amount of $112,479,724.57 and to fund ongoing operations of the Borrower, the Borrower desires to obtain from the Lenders

          (a) Term Loan Commitments pursuant to which Term Loans will be made to the Borrower on the date the Acquisition is consummated in an aggregate principal amount not to exceed
     $72,868,754.71;

          (b)  Revolving Loan Commitments pursuant to which
     Revolving Loans will be made from time to time in a maximum aggregate principal amount at any one time outstanding not to exceed $70,000,000; and

          (c) Letter of Credit Commitments pursuant to which the Issuer will issue Letters of Credit from time to time in a maximum aggregate Stated Amount at any one time outstanding not to exceed $30,000,000; provided that, in any event, the aggregate outstanding principal amount of all Revolving Loans, together with the aggregate amount of all Letter of Credit Outstandings, shall not at any one time exceed $70,000,000; and

     WHEREAS, in order to induce the Lenders, each Issuer and the Managing Agents to enter into this Agreement and to make Credit Extensions hereunder, the Parent and certain of its Subsidiaries have agreed to deliver the Security Agreements, the Pledge Agreements (including the Foreign Pledge Agreements), the Mortgages, and the Guaranties, as the case may be, to secure all of the Obligations; and

     WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower and issue (or participate in) Letters of Credit for the account of the Borrower;

     NOW, THEREFORE, the parties hereto hereby agree as follows:


                           ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

     SECTION I.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Acquisition" is defined in the second recital.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person has, directly or indirectly,

          (a) power to vote 10% or more of the securities (on a fully diluted basis) or other interests having ordinary voting power for the election of directors or managing general partners;

          (b) power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

          (c) beneficial ownership of 10% or more of any class of the voting stock of such Person or 10% or more of all outstanding equity interests in such Person.

     "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to
Section 10.4.

     "Agreement" means this Credit and Guaranty Agreement, as amended, supplemented, restated or otherwise modified from time to time.

     "Applicable Commitment Fee Margin" means at all times during the applicable periods set forth below with respect to the commitment fee payable to the Lenders, pursuant to Section 3.3.1, the applicable percentage set forth below under the column entitled "Applicable Commitment Fee Margin":


                                         Applicable Commitment
           Leverage Ratio                     Fee Margin

           Less than 3.50:1                      0.250%

           Greater than or equal to              0.375%
           3.50:1 and less than 4.50:1

           Greater than or equal to              0.500%.
           4.50:1

     The Leverage Ratio used to compute the Applicable Commitment Fee Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1 (provided, however, for purposes of determining the Applicable Commitment Fee Margin for the period from the Effective Date through (and including) the date on which the Administrative Agent receives the Compliance Certificate in respect of the Fiscal Quarter ended September 30, 1997 delivered pursuant to clause (b) of Section 7.1.1, such Applicable Commitment Fee Margin shall be 0.500%; changes in the Applicable Commitment Fee Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of
Section 7.1.1 and notice therein of such change. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) as required pursuant to clause (b) of Section 7.1.1, the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall equal 0.500%.

     "Applicable Margin" means at all times during the applicable periods set forth below


     Leverage Ratio            Applicable        Applicable
                               Margin For        Margin For
                               Base Rate            LIBO
                                 Loans           Rate Loans

     Less than 3.0:1             0.00%              1.25%

     Greater than or equal       0.25%              1.50%
     to 3.0:1 and less
     than 3.50:1

     Greater than or equal       0.50%              1.75%
     to 3.50:1 and less
     than 4.0:1

     Greater than or equal       0.75%              2.00%
     to 4.0:1 and less
     than 4.50:1

     Greater than or equal       1.00%              2.25%
     to 4.50:1 and less
     than 5.0:1

     Greater than or equal       1.25%              2.50%.
     to 5.0:1

     The Leverage Ratio used to compute the Applicable Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1 (provided, however, for purposes of determining the Applicable Margin for the period from the Effective Date through (and including) the date on which the Administrative Agent receives the Compliance Certificate in respect of the Fiscal Quarter ended September 30, 1997 delivered pursuant to clause (b) of Section 7.1.1, such Applicable Margin shall be 2.50% for LIBO Rate Loans and 1.25% for Base Rate Loans; changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of
Section 7.1.1 and notice therein of such change. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) as required pursuant to clause (b) of Section 7.1.1, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall equal 2.50% for LIBO Rate Loans and 1.25% for Base Rate Loans.

     "Assignment of Claims Act" is defined in Section 7.1.15.

     "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to
Section 5.1.1.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating interest rate determined by reference to the Scotiabank Base Rate.

     "Borrower" is defined in the preamble.

     "Borrower Pledge Agreement" means the Pledge Agreement executed and delivered pursuant to clause (b) of Section 5.1.9, substantially in the form of Exhibit G-2 hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "Borrower Preferred Stock" is defined in Section 5.1.17.

     "Borrower Stock Subscription Agreement" means the Stock
Subscription Agreement, dated as of July 23, 1997, between the Parent and the Borrower.

     "Borrower Security Agreement" means the Borrower Security Agreement executed and delivered pursuant to Section 5.1.12, substantially in the form of Exhibit H-1 hereto, together with the Security Agreement (Trademark), the Security Agreement (Patents) and the Security Agreement (Copyrights) related thereto, in each case as amended, supplemented, restated or otherwise modified from time to time.

     "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same
Borrowing Request in accordance with Section 2.4.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

     "Business Acquisition" means (a) any Investment in the capital stock of any Person or (b) any acquisition of the assets of any Person pursuant to a transaction not in the ordinary course of such Person's business.

     "Business Day" means

          (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

          (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank eurodollar market of the Administrative Agent's LIBOR Office.

     "Capital Expenditures" means, for any period, without duplication, the sum of

          (a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries (including the Borrower and its Subsidiaries) for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

          (b)  the aggregate amount of all Capitalized Lease
     Liabilities incurred during such period.

     "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent Investment" means, at any time:

          (a) any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States Government;

          (b) commercial paper, maturing not more than nine months from the date of issuance and rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors
     Service, Inc., which is issued by

               (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia, or
               (ii)  any Lender or any Affiliate thereof;

          (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by (i) a Lender or (ii) a commercial banking institution that (A) is a member of the Federal Reserve System, (B) has a combined capital and surplus and undivided profits of not less than $500,000,000 and (C) has outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.;

          (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)) secured by a fully perfected Lien in any obligation thereunder of the type described in any of clauses (a) through (c), having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender or other commercial banking institution; or

          (e) any money market mutual fund with a daily right of redemption and a net asset value of $1.00 per share substantially all the assets of which are comprised of investments of the types described in the preceding clauses
     (a) through (d).

     "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response
Compensation Liability Information System List.

     "Change in Control" means

          (a) Prior to the Merger, the failure of the Stockholders at any time (i) to own beneficially free and clear of all Liens at all times, at least 51% of the issued and outstanding shares of common stock of the Parent (both voting and non-voting), on a fully diluted basis, and
     (ii) to have and exercise voting power for the election of at least a majority of the board of directors of the Parent;

          (b) immediately following the Merger, the failure of the Stockholders and management shareholders of the Borrower at any time (i) to own beneficially 80% or more of the issued and outstanding shares of common stock of the Borrower (both voting and non-voting) free and clear of all Liens, on a fully diluted basis, and (ii) to have and exercise voting power for the election of at least a majority of the board of directors of the Borrower;

          (c) the direct or indirect acquisition by any Person or a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Stockholders, of beneficial ownership (as such term is defined in Rule 13D-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of common stock of the Parent and following the Merger, the Borrower;

          (d) prior to the Merger, the failure of the Parent and management shareholders of the Borrower and the Parent at any time to own beneficially 80% or more of the issued and outstanding shares of common stock of the Borrower (both voting and non-voting) free and clear of all Liens (other than Liens in favor of the Administrative Agent arising pursuant to the Parent Pledge Agreement),on a fully diluted basis (excluding the warrants in the amount of up to 1% of the common stock of the Borrower held by Prudential Insurance Company); or

          (e) a change in the majority of the board of directors of the Parent or the Borrower unless approved by the then majority of the board of directors of the Parent or the Borrower, as the case may be.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means any assets of the Borrower or any of its Subsidiaries or of any other Obligor subject to a Lien pursuant to any Loan Document.

     "Commitment" means, as the context may require, a Lender's
Revolving Loan Commitment, Term Loan Commitment or Letter of
Credit Commitment.

     "Commitment Amount" means, as the context may require, either the Revolving Loan Commitment Amount, the Term Loan
Commitment Amount or the Letter of Credit Commitment Amount.

     "Commitment Termination Date" means, as the case may be, the Revolving Loan Commitment Termination Date or the Term Loan
Commitment Termination Date.

     "Commitment Termination Event" means

          (a)  the occurrence of any Default described in clauses
     (b) through (d) of Section 8.1.9; or

          (b) the occurrence and continuance of any other Event of Default and either

               (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or

               (ii)  the giving of notice by the Administrative
          Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

     "Compliance Certificate" means a certificate duly executed by the chief accounting or financial Authorized Officer of the Borrower, substantially in the form of Exhibit F hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower's compliance with the financial covenants contained herein.

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection or in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

     "Continuation/Conversion Notice" means a notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code or
Section 4001 of ERISA.

     "Credit Extension" means, as the context may require,

          (a)  the making of a Loan by a Lender; or

          (b) the issuance of any Letter of Credit, the extension of any Stated Expiry Date of any existing Letter of Credit or the increase in the Stated Amount of any existing Letter of Credit, in each case by an Issuer.

     "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Disbursement" is defined in Section 2.7.2.

     "Disbursement Date" is defined in Section 2.7.2.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.

     "Discontinued Operations" means the discontinued operations listed on Schedule VI hereto, as such Schedule may be amended from time to time with the prior written consent of the Administrative Agent.

     "Documentation Agent" is defined in the preamble.

     "Dollar" and the symbol "$" mean lawful money of the United
States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such on Schedule III hereto or designated in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender to each other Person party hereto.

     "EBITDA" means, for any period, the sum, without duplication, of

          (a) Net Income for such period excluding any equity income from Affiliates of the Borrower to the extent not received by the Borrower in cash;

plus

          (b) the amounts deducted, in determining Net Income for such period, for

               (i) all income taxes paid by, or accrued to be paid by, the Borrower and its Subsidiaries during such period in respect of such period,

     plus

               (ii) Interest Expense for such period,
     plus

               (iii) the amount deducted, in determining Net
          Income for such period, for amortization and depreciation of assets of the Borrower and its Subsidiaries during such period.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 11.8.

     "Environmental Laws" means all applicable sovereign, federal, state, county, parish or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of
Section 414(c) of the Internal Revenue Code) with the Borrower, and (iii) member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Event of Default" is defined in Section 8.1.

     "Excess Cash Flow" means, for any Fiscal Year, the excess for such Fiscal Year of

          (a) the sum, determined for such Fiscal Year, of EBITDA;

over

          (b)  the sum, determined for such Fiscal Year, of

               (i)  Capital Expenditures permitted by Section
          7.2.7 made or incurred by the Borrower and its Subsidiaries and paid in cash during such Fiscal Year;

     plus

               (ii) all prepayments and repayments of Term Loans made pursuant to Section 3.1.1 or 3.1.2 (other than pursuant to Section 3.1.2(c)(ii)(C));

     plus

               (iii) all income taxes paid by the Borrower and its Subsidiaries in cash during such Fiscal Year in respect of such Fiscal Year;

     plus

               (iv) Interest Expense paid in cash during such Fiscal Year.


     "Excess Insurance Proceeds" means the insurance proceeds received by the Administrative Agent pursuant to clause (d) of
Section 7.1.4.

     "Existing Bank Facility" means the Credit Agreement, dated as of April 29, 1996, among the Borrower, the Guarantors (as defined therein), the Lenders (as defined therein) and Citicorp
USA, Inc., as agent thereunder.

     "Facility" means (a) any real property, fixture or appurtenance owned or operated by the Borrower or any of its Subsidiaries or predecessors in interest, (b) any stationary source of air pollution or any air pollution control equipment owned or operated by the Borrower or any of its Subsidiaries or predecessors in interest, (c) any source of water pollution (including indirect sources to sewer systems) or any water pollution control equipment owned or operated by the Borrower or any of its Subsidiaries or predecessors in interest, (d) all contiguous property under the control of the Borrower or any of its Subsidiaries or predecessors in interest, (e) any building, structure, installation, equipment, pipe or pipeline (including any pipe into a sewer or publicly owned treatment works), well, pit, pond, lagoon, impoundment, ditch, landfill, storage container, motor vehicle, rolling stock, or aircraft owned or operated by the Borrower or any of its Subsidiaries or predecessors in interest, and (f) any site or area where a hazardous substance provided to or generated by the Borrower or any of its Subsidiaries or predecessors in interest has been deposited, stored, disposed of, or placed, or otherwise come to be located; but does not include any consumer product in consumer use or any vessel.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

          (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Scotiabank from three federal funds brokers of recognized standing selected by it.

     "Fee Letters" means the confidential fee letters, each dated
July 24, 1997, from Scotiabank and NationsBank, addressed to, and agreed and accepted by, the Parent and Constellation Partners
LLC.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on the 31st day of each December.
References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1997") refer to the Fiscal Year ending during such calendar year.

     "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of:

          (a) EBITDA for the Rolling Period ending on such day minus all Capital Expenditures of the Borrower and its Subsidiaries incurred or committed to be incurred during such Rolling Period;

to

          (b)  the sum of

               (i)  Interest Expense paid in cash for such
          Rolling Period;

     plus

               (ii) all scheduled repayments of Term Loans made pursuant to Section 3.1.2(b) during such Rolling
          Period.


     "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

     "Foreign Pension Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

     "Foreign Pledge Agreement" means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of the Borrower or any Subsidiary to further protect or perfect the Lien on and security interest in any Pledged Shares and/or Pledged Notes (as such terms are defined in a Pledge Agreement).

     "F.R.S. Board" means the Board of Governors of the Federal
Reserve System or any successor thereto.


     "GAAP" is defined in Section 1.4.

     "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Government Contract" means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Borrower or any of its Subsidiaries that is with the United States Government, or any state, local or foreign government, including, without limitation, all contracts and work authorizations to supply goods and services to the United States Government.

     "Guaranteed Obligations" is defined in Section 9.1.

     "Guaranties" means, as the context may require, the Subsidiary Guaranty and the guaranty of the Parent contained in
Article IX herein.

     "Guarantor" means the Parent.

     "Hazardous Material" means

          (a)  any "hazardous substance", as defined by CERCLA;

          (b)  any "hazardous waste", as defined by the Resource
     Conservation and Recovery Act, as amended;

          (c)  any petroleum product; or
          (d) any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement, as amended (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under Rate Protection Agreements.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any Subsidiary Guarantor, any qualification or exception to such opinion or certification

          (a)  which is of a "going concern" or similar nature;

          (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

          (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.4.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of contract interpretation to the effect that where general words are followed by a specific listing of items the general words shall not be given their widest meaning, shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all capital stock which has redemption provisions exercisable at the option of the holder thereof in whole or in part for cash;

          (b) all obligations, contingent or otherwise, relative to all Letter of Credit Outstandings, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

          (d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (e) net liabilities of such Person with respect to each Hedging Obligation;

          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

          (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner thereof or has direct liability in the nature of a general partner.

     "Indemnified Liabilities" is defined in Section 11.4.

     "Indemnified Parties" is defined in Section 11.4.

     "Initial Capital Contribution" is defined in Section 5.1.17.

     "Initial Sale" is defined in Section 7.1.10.

     "Instrumentation Segment" means the instrumentation segment of the Borrower's business.

     "Intellectual Property Collateral" has the meaning provided for such term in the Security Agreements.

     "Interest Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of:

          (a)  EBITDA for the Rolling Period ending on such day,

to

          (b)  Interest Expense for such Rolling Period.

     "Interest Expense" means, for any period, the aggregate consolidated interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, including, without duplication, net obligations of the Borrower and its Subsidiaries (including fees) in respect of Rate Protection Agreements and the portion of any Capitalized Lease Liabilities of the Borrower and its Subsidiaries allocable to interest expense, in each case paid or payable in cash during such period.

     "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.4 or 2.5 and ending on (but excluding) the day which is one, two, three, six or twelve (if available to all of the Lenders) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.5; provided, however, that

          (a)  the Borrower shall not be permitted to select
     Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

          (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding the day on which such Interest Period would otherwise end); and

          (c) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would be broken by reason of a mandatory payment of Term Loans required pursuant to clause (b) of Section 3.1.2 or any Interest Period for any Loan which would end later than the Stated Maturity Date for such Loan.

     "Inventory" means any "inventory" (as defined in Section
9-109(4) of the U.C.C.) of any Person.

     "Investment" means, relative to any Person,

          (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

          (b) any Contingent Liability of such Person incurred in connection with loans or advances made by others to such Person; and

          (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto.

     "Issuer" means Scotiabank in its capacity as issuer of the Letters of Credit. At the request of Scotiabank, another Lender or an Affiliate of Scotiabank may issue one or more Letters of Credit hereunder, in which case the term "Issuer" as used herein shall refer to each of Scotiabank, any such Lender and any such Affiliate of Scotiabank.

     "Lenders" is defined in the preamble.

     "Lender Assignment Agreement" means a lender assignment agreement in substantially the form of Exhibit M hereto.

     "Letter of Credit" is defined in  clause (a) of Section
2.1.3.

     "Letter of Credit Commitment" means, with respect to the Issuer, the Issuer's obligation to issue Letters of Credit pursuant to Section 2.7 and, with respect to each of the other Lenders, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.7.1.

     "Letter of Credit Commitment Amount" means, on any date, $30,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.3.

     "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

          (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit;
plus

          (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

     "Leverage Ratio" means, as of the last day of any Rolling
Period, the ratio of:

          (a) Total Debt as at the last day of such Rolling
     Period;

to

          (b)  EBITDA for such Rolling Period.

     "LIBO Rate" is defined in Section 3.2.1.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate
(Reserve Adjusted).

     "LIBO Rate (Reserve Adjusted)" is defined in Section 3.2.1.

     "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule III hereto or designated in a Lender Assignment Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

     "LIBOR Reserve Percentage" is defined in Section 3.2.1.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loan" means, as the context may require, either a Revolving
Loan or a Term Loan.

     "Loan Document" means this Agreement, the Notes, the Letters of Credit, the Fee Letters, the Borrower Security Agreement, the Subsidiary Security Agreement, each Lockbox Agreement, the Parent Pledge Agreement, the Borrower Pledge Agreement, the Foreign Pledge Agreements, the Subsidiary Guaranty, each Rate Protection Agreement with a Lender or an Affiliate of a Lender or a Person that was a Lender or an Affiliate of a Lender at the time the applicable Rate Protection Agreement was entered into, each Lender Assignment Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents (including the agreements executed from time to time by Subsidiaries of the Borrower pursuant to Section 7.1.8 and Section 7.1.16 the agreements executed from time to time by the Borrower and its Subsidiaries pursuant to Section 7.1.9 and the promissory notes evidencing Indebtedness permitted by clauses (d) and (l) of
Section 7.2.2).

     "Lockbox Accounts" means, collectively, the lockbox accounts established at the Lockbox Banks; and "Lockbox Account" means any one of the Lockbox Accounts.

     "Lockbox Agreements" means the deposit account agreements, blocked account agreements, lockbox agreements or similar agreements, executed by and among the Borrower or its United States Subsidiaries, the Administrative Agent and the financial institutions at which the relevant accounts are being maintained, each in form and substance satisfactory to the Administrative Agent, as such agreements may be amended, supplemented, amended and restated or otherwise modified from time to time.

     "Lockbox Bank" means each bank identified as such in Item C of Schedule I in each of the Borrower and the Subsidiary Security Agreements that has executed a Lockbox Agreement and has been confirmed by the Administrative Agent not to be in uncertain financial condition, at which the Borrower, or any of its Subsidiaries, deposit proceeds of Collateral.

     "Lockboxes" means, collectively, the lockboxes established at the Lockbox Banks for collection of payments in respect of Receivables or other Collateral; and "Lockbox" means any one of the Lockboxes.

     "Managing Agents" is defined in the Preamble.

     "Material Government Contract" means any Government Contract
(or group of present or future related Government Contracts) with respect to which the estimated Receivables generated or to be generated pursuant thereto equals or exceeds $10,000,000.

     "Merger" means the merger of the Parent with and into the Borrower, with the Borrower being the survivor of such merger pursuant to the terms of Section 7.2.10.

     "Mortgage" is defined in Section 5.1.13, together with any and all mortgages, deeds of trust and other real estate security instruments securing the payment of the Obligations.

     "Net Debt Proceeds" means, in the case of the issuance, incurrence, placement or sale of any Indebtedness (other than Indebtedness in respect of the Notes and any refinancing pursuant to clause (m) of Section 7.2.2) of the type referred to in clause
(a) of the definition thereof (whether pursuant to a public or private offering), with the prior consent of the Required Lenders from and after the Effective Date, the excess of

          (a) the gross cash proceeds received by the Parent, the Borrower or any of their U.S. Subsidiaries from such issuance, incurrence, placement or sale of permitted Indebtedness (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received);

over

          (b) in connection with the issuance, incurrence, placement or sale of permitted Indebtedness, (i) all reasonable and customary fees and expenses actually paid by the Parent, the Borrower or their U.S. Subsidiaries (except as provided in clause (ii)) and (ii) underwriters' discounts and commissions not payable to the Parent, the Borrower, any of their U.S. Subsidiaries or any of their Affiliates.

     "Net Disposition Proceeds" means the excess of

          (a) the gross cash proceeds (other than proceeds from (i) any sale of Inventory of the Borrower or any of its Subsidiaries in the ordinary course of their business and
     (ii) Real Estate Dispositions) received by the Borrower or any of its Subsidiaries (excluding Non-U.S. Subsidiaries unless, the Borrower or its Subsidiaries receives net cash proceeds from any such disposition after the repayment of all existing Indebtedness at the time of any such disposition) from any Permitted Disposition with a purchase price in excess of $1,000,000, including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received;

over

          (b) (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees actually incurred by the Borrower and its Subsidiaries in connection with such Permitted Disposition which have not been paid to Affiliates of the Borrower or any of its Subsidiaries; and (ii) if permitted hereunder or otherwise by the Required Lenders, the aggregate amount of any Indebtedness of the type referred to in clause (a) of the definition thereof.

     "Net Equity Proceeds" means, in the case of the issuance, placement or sale of equity (other than the Borrower Preferred Stock) securities (whether pursuant to a public or private offering) from and after the Effective Date, the excess of

          (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from such issuance, placement or sale of equity securities (including any cash payments received by way of deferred payment of principal pursuant to a permitted promissory note or installment receivable or otherwise, but only as and when received);

over

          (b) in connection with such issuance, placement or sale of such equity securities, all (i) reasonable and customary fees and expenses actually paid by the Borrower or its Subsidiaries and (ii) underwriters' discounts and commissions not payable to the Borrower or any of its Subsidiaries.

     "Net Income" means, for any period, all amounts (exclusive of all amounts in respect of any nonrecurring or extraordinary gains or losses and non-cash equity losses) which, in accordance with GAAP, would be included as net income on the consolidated statements of income of the Borrower and its Subsidiaries (other than from Discontinued Operations) for such period.

     "Non-U.S. Subsidiary" means any Subsidiary of the Borrower that is not incorporated or organized under the laws of the United states of any State thereof (including the United States
Virgin Islands).

     "Note" means, as the context may require, either a Revolving
Note or a Term Note.

     "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Obligor" means the Parent and any of its Subsidiaries
(including the Borrower and any of its Subsidiaries).

     "Organic Document" means, relative to any Obligor, its articles or certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

     "Parent" is defined in the preamble.

     "Parent Pledge Agreement" means the Pledge Agreement
(Parent) executed and delivered pursuant to clause (a) of Section
5.1.9, substantially in the form of Exhibit G-1 hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.
     "Participant" is defined in Section 11.11.2.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Parent, the Borrower or any Subsidiary or any corporation, trade or business that is, along with the Parent, the Borrower or any Subsidiary, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     "Percentage" means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule II hereto or set forth in a duly executed Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.

     "Permitted Acquisition" means any Business Acquisition by the Borrower in which all of the following is satisfied:

          (a) such business is related or substantially similar to the business of the Borrower as described in the third recital;

          (b) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom; and

          (c) the aggregate amount of such Business Acquisitions does not exceed $5,000,000 in the aggregate over the term of this Agreement, provided that such amount shall be increased by an amount equal to 50% of the net cash proceeds (after the repayment of its existing indebtedness) received from the sale of Roltra Morse; provided, however, that the usage of such increased amounts shall be subject to the Borrower having availability under the Revolving Loan Commitment of no less than $25,000,000, the Borrower being in pro forma compliance with the covenants set forth in Section 7.2.4 and no Default shall have occurred or will occur as a result of any usage thereof; and

          (d) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4.

     "Permitted Amount" means in the case of (a) the permitted maximum amount of Revolving Loans which may be applied by the Borrower to purchase outstanding Senior Subordinated Notes "put" to the Borrower pursuant to the "put" provision contained in the Senior Subordinated Notes in the event of a Change of Control (as defined therein) pursuant to the terms of Section 4.10, $40,000,000, (b) the permitted maximum amount of Revolving Loans which may be applied by the Borrower to open market purchases of outstanding Senior Subordinated Notes pursuant to the terms of
Section 4.10, $25,000,000, (c) the permitted maximum amount of Revolving Loans which may be applied by the Borrower to make intercompany loans to Non-U.S. Subsidiaries to refinance existing Indebtedness of such Non-U.S. Subsidiaries, $40,000,000, which amount shall automatically be reduced to $25,000,000 following the sale of Roltra Morse and (d) guarantees by the Borrower of Indebtedness of Non-U.S. Subsidiaries, in an amount not to exceed $20,000,000; provided, however, that the sum of clauses (a), (b),
(c) and (d) above, shall not at any time exceed $40,000,000 in the aggregate.

     "Permitted Disposition" means any sale, lease, transfer or other disposition of assets of the Borrower or any of its Subsidiaries to the extent that

          (a) the Borrower or such other Subsidiary shall receive only cash consideration therefor;

          (b) the aggregate fair market value of all such dispositions shall not exceed $5,000,000 in any Fiscal Year (excluding the (i) sale by the Borrower of the Instrumentation Segment pursuant to the terms of Section 7.1.10, (ii) the sale by the Borrower of Roltra Morse for net cash proceeds of not less than $15,000,000 (after the repayment of its existing indebtedness) and (iii) permitted Real Estate Dispositions);

          (c) the Borrower and such other Subsidiaries shall have received fair value therefor and shall be in compliance with Section 7.2.13; and

          (d) at the time of each such disposition, no Event of Default shall have occurred and be continuing.

     "Permitted Encumbrances" means Liens permitted under Section
7.2.3.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Pledge Agreements" means, as the context may require, the Parent Pledge Agreement, the Borrower Pledge Agreement or the
Foreign Pledge Agreements.

     "Purchase Agreement" is defined in the second recital.

     "Quarterly Payment Date" means the 30th day of each December, March, June and September or, if any such day is not a Business Day, the next succeeding Business Day.

     "Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency swap or exchange agreement or any similar arrangement designed to protect a Person against fluctuations in interest rates or currency fluctuations and entered into, from time to time, by the Borrower or any of its Subsidiaries.

     "Real Estate Dispositions" means the schedule of real estate to be sold as set forth on Schedule IV hereto.

     "Realty" means all right, title and interest of the Borrower, the Parent and their respective Subsidiaries in any land, buildings, improvements, fixtures, other interests in real estate and any leasehold interest in any of the foregoing.

     "Reimbursement Obligation" is defined in Section 2.7.3.

     "Release" means any spilling, leaking, pumping, pouring emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material or pollutant or contaminant into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

     "Required Lenders" means, at the time any determination thereof is to be made, Lenders holding 51% or more of the then aggregate unpaid principal amount of the Notes and Letter of Credit Outstandings or, if no such principal amount or Letter of Credit Outstandings are outstanding, Lenders having an aggregate Percentage of 51% or more of the Total Commitment Amount.

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including environmental, health or safety Requirements of Law.

     "Resource Conservation and Recovery Act" means the Resource
Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

     "Revolving Credit Facility" means, collectively, the Revolving Loan Commitment and the Letter of Credit Commitment.

     "Revolving Loan" is defined in Section 2.1.2.

     "Revolving Loan Commitment" means, relative to any Lender, such Lender's obligation to make Revolving Loans pursuant to
Section 2.1.2.

     "Revolving Loan Commitment Amount" means, on any date, $70,000,000, as such amount is reduced from time to time pursuant to Section 2.3.

     "Revolving Loan Commitment Termination Date" means the earliest of

          (a) August 29, 2002;

          (b)  the date on which the Revolving Loan Commitment
     Amount is terminated in full or reduced to zero pursuant to
     Section 2.3; and

          (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Revolving
Loan Commitments shall terminate automatically and without any further action.

     "Revolving Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Rolling Period" means, as of any date of calculation, the immediately preceding four full Fiscal Quarters; provided, however, that if the sale of the Instrumentation Segment occurs within 60 days of the Effective Date, the calculations for the first three Fiscal Quarters will be calculated on a pro forma basis to give effect to the sale of the Instrumentation Segment as if it had occurred on January 1, 1997; provided, further, that if the sale of Roltra Morse occurs after the Effective Date, the calculations for the first three Fiscal Quarters prior to such sale will be calculated on a pro forma basis to give effect to the sale of Roltra Morse as if it had occurred at the beginning of such period.

     "Roltra Morse" means Roltra Morse S.p.A., a corporation organized under the laws of Italy, including its subsidiaries and joint ventures.

     "Scotiabank" is defined in the preamble.

     "Scotiabank Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of

          (a)  the Scotiabank Rate in effect on such day; and

          (b)  the Federal Funds Rate in effect on such day plus
               1/2 of 1%.

The Scotiabank Base Rate is not necessarily intended to be the lowest rate of interest determined by Scotiabank in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Scotiabank Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Scotiabank Base Rate.

     "Scotiabank Fee Letter" means the confidential fee letter, dated July 24, 1997, from Scotiabank, addressed to, and agreed and accepted by, the Parent and Constellation Partners LLC.

     "Scotiabank Rate" means, at any time, the rate of interest then most recently established by Scotiabank in New York, New York as its base rate for U.S. dollars loaned in the United
States.

     "Security Agreements" means, as the context may require, the Borrower Security Agreement and the Subsidiary Security
Agreement.

     "Senior Subordinated Notes" means the 11 3/4% senior subordinated notes of the Borrower due 2006 in the amount of $155,000,000 governed by the terms of the Subordinated Note
Indenture.

     "Shares" is defined in the second recital.

     "State" means the several states of the United States of America, including the District of Columbia, and their political subdivisions.
     "Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

     "Stated Expiry Date" is defined in Section 2.7.

     "Stated Maturity Date" means August 29, 2002.

     "Stockholders" means Steven M. Rales, Mitchell P. Rales,
Philip W. Knisely, Michael G. Ryan, Joseph O. Bunting III and
John A. Young.

     "Parent Stock Subscription Agreement" means the Stock
Subscription Agreement, dated as of July 23, 1997, between Colfax
Capital Corporation and the Parent.

     "Subordinated Debt Refunding" is defined in Section 4.10.

     "Subordinated Note Indenture" means the indenture dated as of April 15, 1996 between the Borrower and IBJ Schroeder Bank and
Trust Company, as trustee, as amended by Second Supplemental
Indenture, dated as of August 26, 1997.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more other Subsidiaries of such Person, or (b) any partnership, joint venture, or other entity as to which such Person, such Person and one or more of its Subsidiaries or one or more Subsidiaries of such Person owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.

     "Subsidiary Guarantors" means VHC Inc.(formerly known as
Varo Inc.) and Warren Pumps Inc. and each of the Persons as may become parties to this Agreement in accordance with Section 7.1.8 and Section 7.1.16.

     "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by each Subsidiary Guarantor pursuant to Section
5.1.8, substantially in the form of Exhibit I hereto.

     "Subsidiary Security Agreement" means the Subsidiary Security Agreement executed and delivered pursuant to Section 5.1.12, substantially in the form of Exhibit H-2 hereto, together with the Security Agreement (Trademark), the Security Agreement (Copyright) and the Security Agreement (Patents) related thereto, in each case as amended, supplemented, restated or otherwise modified from time to time.

     "Subscription Agreements" means, collectively, the Parent
Subscription Agreement and the Borrower Subscription Agreement.

     "Syndication Agent" is defined in the preamble.

     "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, real and personal property, production, sales, use, license, excise, franchise, stamp, leasing, lease, value added, employment, withholding, transfer, registration, alternative or add-on minimum, estimated, unemployment, social security, payroll, capital stock or similar taxes, charges, fees, duties, levies, or other assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Tender Offer" is defined in the second recital.

     "Term Loan" is defined in Section 2.1.1.

     "Term Loan Commitment" means, relative to any Lender, such Lender's obligation to make Term Loans pursuant to Section 2.1.1.

     "Term Loan Commitment Amount" means, on any date prior to the Term Loan Commitment Termination Date, $72,868,754.71 (minus any prepayments or repayments under the Existing Bank Facility prior to the Effective Date).

     "Term Loan Commitment Termination Date" means the earlier of

          (a)  immediately after the making of the initial Credit
     Extension; and

          (b) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (a) or (b), the Term Loan Commitments shall terminate automatically and without any further action.

     "Term Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit B hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Total Commitment Amount" means the sum, without duplication, of the Term Loan Commitment Amount and the Revolving
Loan Commitment Amount.

     "Total Debt" means, as of any date of determination, without duplication, any Indebtedness of the Borrower and its Subsidiaries of a type described in clause (a), (b) or (c) of the definition of Indebtedness, or any Contingent Liability of the Borrower or any of its Subsidiaries in respect of any such type of Indebtedness.

     "Type" means, relative to any Loan, that part of such Loan being maintained as a Base Rate Loan or a LIBO Rate Loan.

     "U.C.C." means the Uniform Commercial Code as from time to time in effect in the State of New York.

     "United States" or "U.S." means the United States of
America, its fifty States and the District of Columbia.

     "U.S. Subsidiary" means any Subsidiary of the Borrower organized under the laws of the United States or any State thereof (including the United States Virgin Islands).

     "Unsecured Line of Credit" means the Credit Agreement, dated as of August 29, 1997, between the Borrower and the Parent, the proceeds of which shall be applied in accordance with
Section 5.1.19.

     "Welfare Plan" means a "welfare plan" (as such term is defined in Section 3(1) of ERISA), maintained by the Borrower or for which the Borrower or any of its Subsidiaries has any contractual liability.

     SECTION I.2.  Use of Defined Terms.  Unless otherwise
defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each other Loan
Document.

     SECTION I.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION I.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5.


                           ARTICLE II

               COMMITMENTS, BORROWING PROCEDURES,
                  LETTERS OF CREDIT AND NOTES

     SECTION II.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Credit Extensions pursuant to the Term Loan Commitment and the Revolving Credit Facility described in this Section 2.1.

     SECTION II.1.1. Term Loan Commitment. On the Business Day the Acquisition and the Tender Offer are consummated (but only if the Term Loans are requested to be made on, or prior to, the Term Loan Commitment Termination Date), each Lender agrees to make a Loan (relative to such Lender, its "Term Loan") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this
Section is herein referred to as its "Term Loan Commitment". No amounts paid or prepaid with respect to Term Loans may be reborrowed.

     SECTION II.1.2. Revolving Loan Commitment. From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, each Lender agrees to make Loans (relative to such Lender, its "Revolving Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Revolving Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this
Section is herein referred to as its "Revolving Loan Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow the Revolving Loans.

     SECTION II.1.3. Letter of Credit Commitment. From time to time on any Business Day occurring prior to the Revolving Loan
Commitment Termination Date, the Issuer will

          (a) issue one or more letters of credit (relative to such Issuer, its "Letter of Credit") for the account of the Borrower in respect of obligations of the Borrower or its Subsidiaries in Stated Amounts requested by the Borrower on such day with a Stated Expiry Date not later than two years from such requested date of issuance; or

          (b) extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder to a date not later than the earlier of (i) the Revolving Loan Commitment Termination Date and (ii) two years from the date of such extension.

     SECTION II.2. Lenders Not Permitted or Required to Make Credit Extensions. No Lender shall be permitted or required to make any Loan, and no Issuer shall be obligated to issue or extend any Letter of Credit, under any circumstance described below in this Section.

     SECTION II.2.1. Term Loans. No Borrowing of Term Loans shall be made if, after giving effect thereto, the aggregate outstanding principal amount of all the Term Loans (a) of all Lenders would exceed the Term Loan Commitment Amount or (b) of such Lender would exceed such Lender's Percentage of the Term Loan Commitment Amount.

     SECTION II.2.2. Revolving Loans. No Borrowing of Revolving Loans shall be made if, after giving effect thereto, the aggregate outstanding principal amount of all the Revolving Loans, together with the aggregate amount of all Letter of Credit Outstandings, (a) of all the Lenders would exceed the Revolving Loan Commitment Amount, or (b) of such Lender would exceed such Lender's Percentage of the Revolving Loan Commitment Amount.

     SECTION II.2.3. Letters of Credit. No issuance or extension of a Letter of Credit shall be made if, after giving effect thereto, (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (b) the aggregate amount of all Letter of Credit Outstandings together with the aggregate outstanding principal amount of all Revolving Loans, would exceed the Revolving Loan Commitment Amount.

     SECTION II.3. Optional Reduction of the Commitment Amounts. The Borrower may, from time to time on any Business Day occurring after the time of the initial Credit Extension hereunder, voluntarily reduce the unused amount of the Revolving Loan Commitment Amount; provided, however, that all such reductions shall require at least one Business Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.

     SECTION II.4. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably request that Base Rate Loans be made on such Business Day or on another Business Day within five Business Days of such Business Day, or that LIBO Rate Loans be made on any Business Day not less than three nor more than five Business Days thereafter. All Loans shall be made in a minimum aggregate amount of $1,000,000 and an aggregate integral multiple of $500,000 or, if less, in the unused amount of the applicable Commitment, and the proceeds of all Loans shall be used solely for the purposes described in Section 4.10. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (New York City time) on such Business Day, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

     SECTION II.5. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice in the case of conversions to Base Rate Loans, or three Business Days' notice in the case of conversions to or continuations of LIBO Rate Loans, and in either case not more than five Business Days' notice, that all, or any portion in an aggregate minimum aggregate amount of $1,000,000 and an aggregate integral multiple of $500,000 be, in the case of Base Rate Loans converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business
Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Revolving Loans of all Lenders and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or any Event of Default has occurred and is continuing (unless the Required Lenders otherwise agree in writing).

     SECTION II.6. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1 through 4.5, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

     SECTION II.7. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 10:00 a.m., New York City time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three nor more than 15 Business Days' notice, that the Issuer issue, increase the Stated Amount of, or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in such form as may be requested by the Borrower and approved by the Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.10. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier of
(a) two years from the date of issuance (or, if extendable beyond such period, cancelable upon at least 30 days' notice given by the Issuer to the beneficiary of such Letters of Credit) and
(b) the Revolving Loan Commitment Termination Date. The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. Unless notified in writing by the Required Banks before it issues a Letter of Credit that a Default or Event of Default exists, the Issuer may issue the requested Letter of Credit in accordance with the Issuer's customary practices.

     SECTION II.7.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing promptly (and in any event within one Business Day together with interest at the Federal Funds Rate (rounded upward, if necessary, to the next highest 1/16 of 1%) for each day until reimbursement is made) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with
Section 2.7.3 or which have been reimbursed by the Borrower but have been required to be returned or disgorged by the Issuer. In addition, such Lender shall, to the extent of its Percentage and so long as it shall have complied with its obligations under this Section and Section 2.7.3, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section
3.3.2 with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation.

     SECTION II.7.2. Disbursements. The Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. (New York City time) on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the highest rate per annum then in effect pursuant to Section
3.2 for the period from the Disbursement Date through the date of such reimbursement.

     SECTION II.7.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.7.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer (or if any reimbursement by the Borrower must be returned or disgorged by the Issuer for any reason), each Lender's obligation under Section 2.7.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of such Issuer.

     SECTION II.7.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default of the type described in Section 8.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default

          (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding for the account of the Borrower shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

          (b) upon notification by the Administrative Agent to the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash in an account under the sole control of the Administrative Agent and otherwise on terms satisfactory to the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuers. In the case of any such deemed disbursement resulting from the occurrence of a Default or Event of Default, if such Default or Event of Default has been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.

     SECTION II.7.5. Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.7.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer shall not be responsible for:

          (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

          (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or wilful misconduct) shall be binding upon the Borrower and each such Lender, and shall not put such Issuer under any resulting liability to the Borrower or any such Lender, as the case may be.

     SECTION II.8. Notes. Each Lender's Loans under a Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate applicable to, the Loans evidenced thereby. Such notations shall be prima facie evidence of the accuracy of such information; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Parent, the Borrower or any other Obligor.


                          ARTICLE III

           REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     SECTION III.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor and pursuant to Section 8.2 and
Section 8.3. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section 3.1.

     SECTION III.1.1.  Voluntary Prepayments.  Prior to the
Stated Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of all Term Loans or Revolving Loans; provided, however, that

          (a) any such prepayments shall be made pro rata among Loans of the same type and, if applicable, having the same
     Interest Period of all the Lenders;

          (b) all such voluntary prepayments shall require at least one but no more than five Business Days' prior written notice to the Administrative Agent; and
          (c) all such voluntary partial prepayments of Loans shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000.

Each voluntary prepayment of Term Loans made pursuant to this Section, shall be applied, to the extent of such prepayment, in the inverse order of the scheduled repayments of the Term Loans set forth in clause (b) of Section 3.1.2 and shall be applied first to any Base Rate Loans outstanding prior to being applied to any LIBO Rate Loans outstanding. Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4.

     SECTION III.1.2.  Mandatory Repayments and Prepayments.
Prior to the Stated Maturity Date,

          (a)  the Borrower shall, on each date when the sum of
     (x) the aggregate outstanding principal amount of all Revolving Loans and (y) Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time), make a mandatory prepayment of all Revolving Loans in an amount equal to such excess;

          (b) the Borrower shall, on each date set forth below, make a scheduled repayment of the aggregate outstanding principal amount of all Term Loans in the amount set forth opposite each such date:
                                        Amount of Required
           Repayment Date                Principal Repayment

          May 29, 1998                       $  1,821,718.87
          August 29, 1998                    $  1,821,718.87
          November 29, 1998                  $  2,732,578.30
          February 28, 1999                  $  2,732,578.30
          May 29, 1999                       $  2,732,578.30
          August 29, 1999                    $  2,732,578.30
          November 29, 1999                  $  3,188,008.02
          February 29, 2000                  $  3,188,008.02
          May 29, 2000                       $  3,188,008.02
          August 29, 2000                    $  3,188,008.02
          November 29, 2000                  $  4,554,297.17
          February 28, 2001                  $  4,554,297.17
          May 29, 2001                       $  4,554,297.17
          August 29, 2001                    $  4,554,297.17
          November 29, 2001                  $  6,831,445.76
          February 28, 2002                  $  6,831,445.76
          May 29, 2002                       $  6,831,445.76
          August 29, 2002                    $  6,831,445.73, or
          the then outstanding principal amount of all Term Loans, if different;

          (c) the Borrower shall, (i) on the date of receipt (or if not practicable, promptly following such receipt) by it or any of its Subsidiaries of any Net Disposition Proceeds, Net Equity Proceeds, Net Debt Proceeds or Excess Insurance Proceeds and (ii) on the date of delivery of the audited financial statements pursuant to clause (b) of Section 7.1.1 (and, in any event, on the date 90 days after the end of each Fiscal Year), in the case of Excess Cash Flow, apply
     (A) 100% of all Net Disposition Proceeds (provided, however, in the case of the disposition of Roltra Morse, if the net cash proceeds received from such sale are in excess of $15,000,000 (after the repayment of outstanding Indebtedness of Roltra Morse), then $15,000,000 plus 50% of such excess shall be deemed to be Net Disposition Proceeds hereunder), Excess Insurance Proceeds and Net Debt Proceeds, as the case may be, (B) 75% of all Net Equity Proceeds and
     (C) commencing in the 1998 Fiscal Year, 75% of all such Excess Cash Flow, provided, however, that such percentage of Excess Cash Flow shall be decreased to (X) 50% at such time the Leverage Ratio (at the end of the immediately preceding Rolling Period) is less than 5.0:1.00 and (Y) 25% at such time the Leverage Ratio (at the end of the immediately preceding Rolling Period) is less than 3.0:1.00, to make a mandatory prepayment of the Term Loans to be applied to the installments thereof on a pro rata basis and thereafter, if no Term Loans are outstanding, to make a mandatory prepayment of the Revolving Loans; and

          (d) the Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion of the Loans are accelerated thereunder, such portion of) the Loans.

Each prepayment of any Loans made pursuant to this Section shall be made without premium or penalty, except as specified herein.

     SECTION III.2.  Interest Provisions.  Interest on the
outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

     SECTION III.2.1. Rates. Subject to Sections 2.4 and 2.5, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:

          (a) on that portion maintained from time to time as Base Rate Loans, equal to the sum of the Scotiabank Base
     Rate from time to time in effect plus the Applicable Margin;
     and

          (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest
     Period plus the Applicable Margin.

     "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

        LIBO Rate           =               LIBO Rate
     (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage


The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent from Scotiabank, two Business Days before the first day of such Interest Period.

     "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to Scotiabank's LIBOR Office in the London, England interbank market at or about 11:00 a.m. (London, England time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of Scotiabank's LIBO Rate Loan and for a period approximately equal to such Interest Period.

     "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve requirements (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

     All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

     SECTION III.2.2. Post-Default Rates. From and after the occurrence of any Event of Default, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate per annum otherwise in effect (including any additional margin in effect) plus a further margin of 2% per annum.

     SECTION III.2.3.  Payment Dates.  Interest accrued on each
Loan shall be payable, without duplication:

          (a   on the Stated Maturity Date therefor;

          (b   on the date of any payment or prepayment, in whole
     or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

          (c   with respect to Base Rate Loans, on each
     Quarterly Payment Date occurring after the Effective Date;

          (d   with respect to LIBO Rate Loans, on the last day
     of each applicable Interest Period (and, if such Interest
     Period shall exceed 90 days, on the 90th day of such Interest Period); and

          (e   on that portion of any Loans the Stated Maturity
     Date of which is accelerated pursuant to Section 8.2 or
     Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date therefor, upon acceleration or otherwise) shall be payable upon demand.

     SECTION III.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

     SECTION III.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Lender of Revolving Loans, for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower's inability to satisfy any condition of
Article V) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee at the Applicable Commitment Fee Margin per annum on such Lender's Percentage of the sum of the average daily undrawn and unused portion of the Revolving Loan Commitment Amount. The Revolving Loan Commitment shall be considered to be used by the amount of the Letter of Credit Outstandings. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.

     SECTION III.3.2. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Issuer and each other Lender of Revolving Loans, a Letter of Credit fee in an amount equal to the then Applicable Margin for Loans maintained as LIBO Rate Loans multiplied by the Letter of Credit Outstandings, such fee to be paid quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Commitment Termination Date. The Borrower further agrees to pay to the Issuer (a) on the date of (x) the issuance of each Letter of Credit, (y) each increase in the Stated Amount thereof and (z) each extension (automatic or otherwise) of the Stated Expiry Date thereof, an issuance fee in an amount equal to the amount set forth in the Scotia Bank Fee Letter of the Stated Amount thereof (or increase in such Stated Amount) and (b) all costs and expenses incurred by the Issuer in connection with such Letter of Credit.

     SECTION III.3.3. Managing Agents' Fees, etc. The Borrower agrees to pay to the Managing Agents for their own accounts, fees in the amounts, on the dates and in the manner set forth in the Fee Letters.


                           ARTICLE IV

             CERTAIN LIBO RATE AND OTHER PROVISIONS

     SECTION IV.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     SECTION IV.2.  Deposits Unavailable.  If the Administrative
Agent shall have determined that

          (a   Dollar deposits in the relevant amount and for the
     relevant Interest Period are not available to Scotiabank in its relevant market; or

          (b   by reason of circumstances affecting Scotiabank's
     relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION IV.3. Increased Costs, etc. (a) The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (including but not limited to any imposition or effectiveness of reserve requirements not already included in the LIBO Rate Reserve Percentage but excluding increases in Taxes and taxes expressly excluded from Taxes pursuant to the first sentence of Section 4.6, as to which the provisions of Section 4.6 shall control) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in, after the Effective Date, of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be paid by the Borrower directly to such Lender promptly (and, in any event, within 15 Business Days of receipt of such notice), and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     (b   If at any time the introduction or effectiveness of or
any change in any applicable law, rule or regulation (including without limitation those announced or published prior to the date of this Agreement), or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive issued by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued, or participated in, by any Issuer or Lender, or (ii) impose on any Issuer or Lender any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuer or Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuer or Lender hereunder with respect to Letters of Credit, then, within 15 Business Days of the receipt of the notice referred to below (which notice shall be given by the respective Issuer or Lender promptly after it determines such increased cost or reduction is applicable to Letters of Credit or its participation therein) to the Borrower by the respective Issuer or Lender (a copy of which notice shall be sent by such Issuer or Lender to the Administrative Agent), the Borrower shall pay to such Issuer or Lender such additional amount or amounts as will compensate such Issuer or Lender for such increased cost or reduction. A notice submitted to the Borrower by such Issuer or Lender, setting forth the basis for the calculation of such additional amount or amounts necessary to compensate such Issuer or Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error.

     SECTION IV.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

          (a   any conversion or repayment or prepayment of the
     principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

          (b   any Loans not being made as LIBO Rate Loans in
     accordance with the Borrowing Request therefor as a result of the conditions precedent to such Loans not being satisfied or as a result of the Borrower attempting to revoke such Borrowing Request; or

          (c   any Loans not being continued as, or converted
     into LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within 15 Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION IV.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or Issuer or any Person controlling such Lender or Issuer, and such Lender or Issuer determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments or the Loans made by such Lender or (to the extent, if any, not covered by Section 4.3(b) hereof) Letters of Credit issued or participated in by such Lender or Issuer is reduced to a level below that which such Lender, Issuer or such controlling Person (to the extent, if any, not covered by Section 4.3(b) hereof) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or Issuer to the Borrower, the Borrower shall immediately pay directly to such Lender or Issuer additional amounts sufficient to compensate such Lender or Issuer or such controlling Person for such reduction in rate of return. A statement of such Lender or Issuer as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender or Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     SECTION IV.6. Taxes. All payments by the Borrower hereunder and under all other Loan Documents shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties or withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes, taxes imposed on or measured by any Lender's net income or receipts or similar taxes (such non-excluded items, solely for purposes of this Section, being called "Charges"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Charges pursuant to any applicable law, rule or regulation (whether such law, rule or regulation is in effect at the Effective Date or is enacted or implemented at any time thereafter), then the Borrower will

          (i   pay directly to the relevant authority the full
     amount required to be so withheld or deducted;

          (ii   promptly forward to the Administrative Agent an
     official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

          (iii   pay to the Administrative Agent for the account
     of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Charges are directly asserted against the Administrative Agent, any Lender or any Issuer with respect to any payment received by the Administrative Agent, such Lender or such Issuer hereunder, the Administrative Agent or such Lender may pay such Charges and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Charges (including any Charges on such additional amount) shall equal the amount such person would have received had not such Charges been asserted.

     If the Borrower fails to pay any Charges when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders and the Issuer, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders and the Issuer for any incremental Charges, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender or the Issuer to or for the account of any Lender or the Issuer shall be deemed a payment by the Borrower.

     Each Lender which is not a United States Person for Federal income tax purposes agrees, to the extent that (i) all income realized by such Lender in respect of any loan or this Agreement is, or is expected to be, effectively connected with the conduct by such Lender of a trade or business in the United States and is includable in gross income of such Lender for the relevant tax year or (ii) such Lender is entitled to a total or partial exemption from withholding that is required to be evidenced by United States Internal Revenue Service Form 1001 or 4224, to deliver to the Administrative Agent and the Borrower, from time to time as requested to the Administrative Agent and the Borrower, such Form 1001 or 4224 ("Exemption Certificate") or any applicable successor form thereto, completed in a manner reasonably satisfactory to the Administrative Agent and the Borrower.

     If a Lender which is not a United States person for federal income tax purposes has not delivered an Exemption Certificate to the Borrower on or before its first participation as Lender hereunder or within a reasonable period of time thereafter, then the Borrower shall not have any obligation to indemnify such Lender for charges (including related penalties, interest and expenses) imposed by the United States or any political subdivision thereof pursuant to this section.

     SECTION IV.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees (including any Post-Default Rate interest payments made pursuant to Section 3.2.2) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause
(c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment. The Administrative Agent is authorized to charge any account maintained by the Borrower with it for any Obligations owing to it or any of the Lenders.

     SECTION IV.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments pursuant to Section 4.7, then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION IV.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default and with the consent of the Required Lenders, to the extent permitted under applicable law, appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each of the Borrower and the Parent hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower and the Parent then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 (each Lender agreeing promptly to notify the Borrower or the Parent, as the case may be, and the Administrative Agent after any such setoff and application made by such Lender; but the failure to give such notice shall not affect the validity of such setoff and application). The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

     SECTION IV.10. Use of Proceeds. The Borrower shall apply the Revolving Loans to (i) the general corporate and working capital needs of the Borrower and its Subsidiaries (including intercompany loans by the Borrower to Non-U.S. Subsidiaries to refinance existing indebtedness of such Non-U.S. Subsidiaries in an amount not to exceed such Non-U.S. Subsidiaries' existing indebtedness outstanding on the Effective Date), (ii) refinance the outstanding principal amount of revolving loans under the Existing Bank Facility, (iii) to pay fees and expenses related to the Acquisition and the Tender Offer and the related transactions in an amount not to exceed $20,000,000 in the aggregate, and (iv) to refinance up to $40,000,000 (or if less than such amount at any time, the Permitted Amount) (the "Subordinated Debt Refunding Availability") of the Borrower's Senior Subordinated Notes through redemptions pursuant to the put provision contained in the Senior Subordinated Notes in the event of a Change of Control (as defined therein) or subject to certain conditions, open market purchases in an amount up to $25,000,000, or if less than such amount at any time, the Permitted Amount, provided that the purchase price paid pursuant to any such open market purchases does not exceed 112% of the face amount of such Senior Subordinated Notes (the "Subordinated Debt Refunding"), provided, however, that on a pro forma basis after giving effect to each Subordinated Debt Refunding and the aggregate amount of Revolving Loans used to make intercompany loans to Non-U.S. Subsidiaries, the Borrower must maintain availability under the Revolving Loan Commitment of no less than $25,000,000. The Borrower shall apply the Term Loans to refinance the term loans of the Borrower outstanding under the Existing Credit Facility.


                           ARTICLE V

                CONDITIONS TO CREDIT EXTENSIONS

     SECTION V.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this
Section 5.1 to the satisfaction of the Managing Agents.

     SECTION V.1.1. Resolutions, etc. The Administrative Agent shall have received from the Parent, the Borrower and other Obligor party to a Loan Document, a certificate, dated the date of the initial Credit Extension, of its Secretary or Assistant Secretary as to

          (a   resolutions of its Board of Directors then in full
     force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan
     Document to be executed by it;

          (b   each Organic Document of the Parent, the Borrower
     and each such other Obligor; and

          (c   the incumbency and signatures of the officers of
     the Parent, the Borrower and each such other Obligor authorized to act with respect to this Agreement, the Notes and each other Loan Document as is to be executed by it,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Parent, the Borrower and each other
Obligor canceling or amending such prior certificate.

     SECTION V.1.2. Agreement. The Administrative Agent shall have received, with counterparts for each Lender identified on the signature pages hereto, this Agreement duly executed by each Lender, the Administrative Agent, the Documentation Agent, the Syndication Agent and an Authorized Officer of the Borrower and the Parent.

     SECTION V.1.3. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender entitled thereto, its Term Note and Revolving Note, dated the date of the initial Credit Extension, and duly executed and delivered by an Authorized Officer of the Borrower.

     SECTION V.1.4. Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and the Acquisition and the Tender Offer from
(a) all relevant governmental authorities and regulatory bodies and (b) any other Person whose consent or approval the Administrative Agent reasonably deems necessary or appropriate to effect the transactions contemplated hereby and by the Acquisition and the Tender Offer.

     SECTION V.1.5. Consummation of Tender Offer. The Administrative Agent shall be satisfied that (a) the Parent has acquired pursuant to the Tender Offer free and clear of any Liens at least 80% of all outstanding Shares of the common stock of the Borrower, (b) that the depository for the Parent shall have certified to the Administrative Agent (i) that as of midnight, New York City time, on Wednesday, August 27, 1997, not less than 80% of the Shares of common stock of the Borrower outstanding on July 24, 1997, have been tendered pursuant to the Tender Offer,
(ii) that such depository shall deliver to the Administrative Agent no later than 5:00 p.m. New York City time on Friday, August 29, 1997, a certificate representing all Shares of the common stock of the Borrower tendered by midnight, New York City time, on Wednesday, August 27, 1997, and (iii) that such depository shall deliver to the Administrative Agent by 5:00 p.m. New York City time on Friday, September 5, 1997, a certificate representing all Shares of the commons stock of the Borrower tendered pursuant to the guaranteed delivery provisions of the Tender Offer, (c) the Parent is able to have and exercise voting power for the election of at least a majority of the board of directors of the Borrower, (d) the Shares to be purchased (and the certificates representing such Shares, other than book-entry Shares which have been deposited with a book-entry transfer Facility) shall have been validly tendered to the Parent, free of all restrictions to purchase imposed by applicable law or otherwise, and such Shares shall not have been withdrawn and shall be available for purchase in accordance with the terms and conditions set forth in the Purchase Agreement, (e) the consummation of the Tender Offer will not violate or cause a default under any applicable law, statute, rule or regulation or any material agreement or right of the Parent, the Borrower or any of their Subsidiaries or the Borrower, and (f) the Boards of Directors of the Borrower and the Parent have not sought to withdraw, modify or terminate their approval of the Purchase Agreement or any of the transactions contemplated thereby.

     SECTION V.1.6. Consummation of the Acquisition. The Administrative Agent shall have received evidence satisfactory to it that the Purchase Agreement has not been amended, modified or supplemented without the Required Lenders' prior written consent; that all conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement have been fully satisfied or, with the prior written consent of the Required Lenders, waived; and that the Acquisition has been consummated in accordance with all the terms of the Purchase Agreement. In addition, the Borrower shall have delivered or caused to be delivered to the Administrative Agent counterparts for each Lender of the following:

          (a   Resolutions.  Resolutions of the Boards of
     Directors of the Parent and the Borrower, each certified by the Secretary or an Assistant Secretary of the Parent and the Borrower, as the case may be, duly adopted and in full force and effect on the date of the initial Credit Extension, authorizing the execution, delivery and performance by the Parent and the Borrower of the Purchase Agreement and all other agreements, documents and instruments being delivered in connection therewith; and

          (b   Certificates.  A certificate from an Authorized
     Officer of the Borrower to the effect that attached thereto are true and correct copies of the Purchase Agreement (including all schedules and annexes thereto) and each of the agreements, documents, instruments, opinions, filings, consents and approvals executed and delivered, and furnished or filed, pursuant to the Purchase Agreement.

     SECTION V.1.7.  Financial Information, etc.  The
Administrative Agent shall have received prior to the Effective
Date, with counterparts for each Lender,

          (a   audited consolidated financial statements for the
     Borrower and its Subsidiaries for the fiscal year ending December 31, 1996 and for their prior two fiscal years, in each case prepared in accordance with GAAP consistently applied and free of any Impermissible Qualification;

          (b   unaudited consolidated financial statements of the
     Borrower and its Subsidiaries for the fiscal quarter ending on or about June 30, 1997, certified by the chief financial Authorized Officer of the Borrower, in each case prepared in accordance with GAAP consistently applied; and

          (c   a pro forma consolidated balance sheet for the
     Borrower and its Subsidiaries, satisfactory in form and substance to the Administrative Agent and the Lenders, certified by the chief financial Authorized Officer of the Borrower, giving effect to the consummation of the Acquisition and the Tender Offer and all the transactions contemplated by this Agreement and the other Loan Documents.

     SECTION V.1.8.  Subsidiary Guaranties.  The Administrative
Agent shall have received the Subsidiary Guaranty, dated as of the date of the initial Credit Extension, duly executed by each Subsidiary Guarantor.

     SECTION V.1.9. Pledged Property. The Administrative Agent shall have received:

          (a   the Parent Pledge Agreement, dated as of the date
     of the initial Credit Extension, duly executed by the Parent;

          (b   the Borrower Pledge Agreement, dated as of the
     date of the initial Credit Extension, duly executed by the Borrower;

          (c   the original certificates evidencing all of the
     issued and outstanding shares of capital stock required to be pledged pursuant to the terms of the Pledge Agreements, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant Pledgor; and

          (d   the original promissory notes evidencing
     intercompany Indebtedness required to be pledged pursuant to the terms of the Borrower Pledge Agreement, duly endorsed in blank by such Pledgor in favor of the Administrative Agent.

     SECTION V.1.10. Foreign Pledge Agreements. All Foreign Pledge Agreements shall have been duly executed and delivered by all parties thereto and shall remain in full force and effect, and all Liens granted to the Administrative Agent thereunder shall be duly perfected to provide the Administrative Agent with a security interest in and Lien on all collateral granted thereunder free and clear of other Liens, except to the extent consented to by the Administrative Agent.

     SECTION V.1.11. U.C.C. Search Results, Intellectual Property. The Administrative Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form U.C.C.-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of the initial Credit Extension, listing all effective financing statements and, to the extent requested by the Administrative Agent, tax liens and judgment liens which name the Borrower and its Subsidiaries and the Parent as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements (i) filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form U.C.C.-11 or search report, as the case may be, is current enough to list such financing statements, (ii) being terminated pursuant to the termination statements referred to in Section 5.1.25 or (iii) in respect of protective filings or Liens permitted under Section 7.2.3) shall cover any of the Collateral). In addition, the Administrative Agent shall have received copies of searches conducted with respect to all patents, trademarks and copyrights of the Borrower and its U.S. Subsidiaries at the applicable United States filing office.

     SECTION V.1.12. Security Agreements, Filings, Lockboxes, etc. The Administrative Agent shall have received executed counterparts of the Borrower Security Agreement, the Subsidiary Security Agreement, and each Lockbox Agreement, each dated as of the date of the initial Credit Extension duly executed by the Borrower, and each applicable Subsidiary, together with executed copies of U.C.C. financing statements naming the Borrower, and each such applicable Subsidiary, as appropriate, as the debtor and the Administrative Agent as the secured party, filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreements, together with evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements.

     SECTION V.1.13. Real Estate Mortgages. The Administrative Agent shall have received counterparts of the real estate mortgages, substantially in the form of Exhibit J hereto (as amended, supplemented, restated or otherwise modified from time to time, the "Mortgages"), duly executed by the Borrower and its U.S. Subsidiaries, together with

          (a   evidence of the completion (or satisfactory
     arrangements for the completion) of all recordings and filings of the Mortgages (and related fixture filings) as may be necessary or, in the opinion of the Administrative Agent, desirable to effectively create a valid first priority mortgage Lien against all of the Realty listed on
     Schedule V hereto owned by the Borrower and its U.S.
     Subsidiaries; and

          (b   such other approvals, opinions or documents in
     connection therewith as the Administrative Agent may reasonably request.

     SECTION V.1.14. Title Insurance. The Administrative Agent shall have received in its favor mortgagees' title insurance policies satisfactory to it and from an independent title insurer satisfactory to it (the "Title Insurer"), with respect to the Realty owned by the Borrower and its U.S. Subsidiaries, insuring that title to such Realty is marketable and that the interests created by the Mortgages constitute valid Liens thereon free and clear of all defects and encumbrances, and such other matters reasonably approved by the Administrative Agent, and such policies shall also include a revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, a mechanic's lien endorsement and such other endorsements as the Administrative Agent shall reasonably request. All premiums, title examination, survey, departmental violations, judgment and U.C.C. search charges, mortgage recording taxes and fees, and other taxes, charges and fees shall have been paid in full or provided for in a manner satisfactory to the Title Insurer and the Administrative Agent, and the Administrative Agent shall have received satisfactory evidence of such payment or provision.

     SECTION V.1.15. Realty Survey. The Administrative Agent shall have received a current survey of the Realty owned by the Borrower and its U.S. Subsidiaries and the improvements thereon prepared in accordance with the current Minimum Standard Detail Requirements for Land Title Surveys as adopted by the American Land Title Association and the American Congress on Surveying and Mapping, prepared and certified to the Administrative Agent and the Title Insurer by a licensed surveyor or engineer, which surveyor and survey shall be reasonably satisfactory in all respects to the Administrative Agent and to the Title Insurer and which certification shall include, among other things, a statement to the effect that all portions of such Realty that lie within any flood areas designated on any maps entitled "Flood Insurance Rate Map", "Flood Hazard Floodway Boundary Map", "Flood Hazard Boundary Map", or "Flood Boundary and Floodway Map" published by the Federal Emergency Management Agency or on any Flood Hazard Boundary Map published by the U.S. Department of Housing and Urban Development have been outlined and labeled on the survey.

     SECTION V.1.16. Environmental Assessment Reports, etc. The Administrative Agent shall have received, with copies for each Lender, copies of all environmental assessment reports with respect to all of the Realty, which environmental reports (including the scope and coverage thereof) shall be reasonably satisfactory in form and substance to the Administrative Agent and shall (by their terms or pursuant to a separate agreement) expressly permit the Administrative Agent and the Lenders to rely thereon.

     SECTION V.1.17. Preferred Stock. The Administrative Agent shall have received evidence reasonably satisfactory to the Managing Agents that (a) the Parent is obligated to purchase payable-in-kind preferred stock of the Borrower (which shall have terms satisfactory to the Managing Agents) in an amount of $156,550,000 which shall be used to redeem all of the Senior Subordinated Notes that can be "put" to the Borrower as a result of the Change in Control (as defined in the Senior Subordinated Notes) caused by the Tender Offer and Acquisition and (b) the Parent is committed to purchase preferred stock of the Borrower (which shall have terms satisfactory to the Managing Agents) in an amount of not less than $40,000,000 (which can include up to $10,000,000 of debt under the Unsecured Line of Credit converted into preferred stock of the Borrower (the "Initial Capital Contribution") within 60 days following the Effective Date if the Initial Sale has not been consummated (collectively, the "Borrower Preferred Stock").

     SECTION V.1.18. Trustee's Certificate. The Administrative Agent shall have received a certificate from the trustee under the Senior Subordinated Notes stating that all of the Obligations under this Agreement and the other Loan Documents are Specified Senior Indebtedness (as defined in the Senior Subordinated Notes) and as to such other items as reasonably requested by the Administrative Agent.

     SECTION V.1.19. Credit Line. The Administrative Agent shall have received satisfactory evidence that the Borrower has a committed Unsecured Line of Credit in an amount of $10,000,000 from the Parent or an Affiliate of the Parent (other than the Borrower or any of its Subsidiaries) on terms and conditions reasonably satisfactory to the Managing Agents, which shall provide for a conversion of all outstanding debt thereunder into preferred Stock of the Borrower (on terms satisfactory to the Managing Agents) within sixty days following the Effective Date if the Initial Sale has not been consummated on the terms described in Section 7.1.10.

     SECTION V.1.20. Solvency Certificates. The Administrative Agent shall have received, with copies for each Lender, solvency certificates in substantially the form of Exhibit L attached hereto, duly executed by the Assistant Secretary and Vice President (and Authorized Officer) of the Borrower and the Parent, dated the date of the initial Credit Extension and expressly permitting the Managing Agents and the Lenders to rely thereon.

     SECTION V.1.21. Closing Date Certificates. The Administrative Agent shall have received, with copies for each Lender, a closing date certificate in substantially the form of Exhibit K attached hereto, duly executed by the chief financial or executive Authorized Officer of the Borrower and the Parent, and dated the date of the initial Credit Extension, in which certificate the Borrower and the Parent shall agree and acknowledge that the statements made therein shall be true and correct representations and warranties of the Borrower and the Parent as of such date. All documents and agreements appended to such Closing Date Certificate shall be in form and substance satisfactory to the Managing Agents and the Lenders.

     SECTION V.1.22. Reliance Letters. The Administrative Agent shall have received from legal counsel to the Borrower the opinions rendered in connection with the Acquisition and the Tender Offer, which opinions shall provide that the Managing
Agents and the Lenders may rely thereon.

     SECTION V.1.23. Fairness Opinion. The Administrative Agent and the Lenders shall have received a copy of the "fairness" opinion delivered by Credit Suisse First Boston Corporation to the Board of Directors of the Borrower, and such letter shall remain in full force and effect without modification or withdrawal.

     SECTION V.1.24. Evidence of Insurance. The Managing Agents shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall be satisfactory to the same, together with a satisfactory insurance broker's letter or letters as to the compliance of the same with the requirements of this Agreement.

     SECTION V.1.25. Payment of Outstanding Indebtedness, etc. The Administrative Agent shall have received satisfactory evidence that all the Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, have been paid in full and all obligations with respect thereto have been terminated and that all Liens securing payment of any such Indebtedness have been released. In addition, the Administrative Agent shall have received all Uniform Commercial Code Form U.C.C.-3 termination statements and mortgage releases or other instruments as may be suitable or appropriate in connection with the foregoing.

     SECTION V.1.26.  Opinions of Counsel.  The Administrative
Agent shall have received opinions, dated the date of the initial
Credit Extension and addressed to the Administrative Agent and all the Lenders, from

          (a  Hogan and Hartson L.L.P., Debevoise & Plimpton, and
     Thomas J. Bird, Esq., counsel to the Obligors, substantially in the form of Exhibit N hereto;

          (b local counsel for real estate and personal property matters in each jurisdiction in which a Mortgage is executed and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent; and

          (c   Baker & McKenzie, Italian counsel to the Borrower,
     Bruckhaus Westrick Stegemann, German counsel to the Borrower, Baker & McKenzie, United Kingdom counsel to the Borrower and Baker & McKenzie, Swedish counsel to the Borrower, in each case in form and substance satisfactory to the Administrative Agent and its counsel, and as to such other matters related to the transactions contemplated hereby as the Administrative Agent may reasonably require.

     SECTION V.1.27. Managing Agents' Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, for the account of NationsBanc, and for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 11.3.

     SECTION V.1.28. Statement of Sources and Uses. The Managing Agents shall have received from the Borrower, a detailed statement of sources and uses giving effect to the consummation of the transactions contemplated by the Acquisition and the Tender Offer and the sale of Instrumentation Segment (including the transactions contemplated by this Agreement) as of the Effective Date, satisfactory to the Managing Agents.

     SECTION V.1.29. Closing Date. The initial Credit Extension shall have occurred in accordance with the terms of this Agreement on or prior to October 31, 1997.

     SECTION V.1.30.  Form U-1.  The Borrower shall have
delivered to the Administrative Agent properly completed Federal
Reserve Form U-1 for each Lender with respect to the Loans, the Pledge Agreement and the transactions contemplated thereby.

     SECTION V.1.31.  Subscription Agreements.  The
Administrative Agent shall have received executed copies of the Parent Subscription Agreement and the Borrower Subscription
Agreement.

     SECTION V.1.32.  Supplemental Indenture.  The Administrative
Agent shall have received an executed copy of the Second
Supplemental Indenture, dated as of August 26, 1997 to the Subordinated Note Indenture.

     SECTION V.1.33. Assignment of Parent Subscription Agreement. The Administrative Agent shall have received (a) the Assignment and Security Agreement, with respect to the assignment by Parent to the Administrative Agent of its contract rights with respect to the Stock Subscription Agreement, dated as of July 23, 1997, between Colfax Capital Corporation and the Parent and (b) the Consent and Agreement, attached to the Stock Subscription Agreement, executed by Colfax Capital Corporation, each in form and substance satisfactory to the Administrative Agent.

     SECTION V.1.34. Satisfactory Legal Form, etc. All documents executed or submitted pursuant hereto on or prior to the Effective Date by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be satisfactory in form and substance to the Managing Agents, the Lenders and their counsel; the Managing Agents, the Lenders and their counsel shall have received all information, approvals, opinions, documents or instruments as the Managing Agents, the Lenders or their counsel may reasonably request.

     SECTION V.2. All Credit Extensions. The obligation of each Lender and Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.2 to the satisfaction of the Administrative Agent:

     SECTION V.2.1.  Compliance with Warranties, No Default, etc.
Both before and after giving effect to any Credit Extension, the following statements shall be true and correct:

          (a)  the representations and warranties set forth in
     Article VI (excluding, however, those contained in Section 6.7) and those set forth in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

          (b) except as disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to
     Section 6.7,

               (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge (after due inquiry) of the Parent or the Borrower, threatened against the Borrower or any of its Subsidiaries which has a reasonable likelihood of materially and adversely affecting the Borrower's consolidated business, operations, assets, revenues, properties or prospects, taken as a whole, which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document or, in the case of the initial Credit Extension, seeks to restrain, enjoin or otherwise prevent the consummation of, or to recover damages or obtain relief as a result of, the transactions contemplated by or in connection with the Acquisition, the Tender Offer, this Agreement or the other Loan Documents; and

               (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which has a reasonable likelihood of materially and adversely affecting the consolidated businesses, operations, assets, revenues, properties or prospects of the Borrower and its Subsidiaries taken as a whole;

          (c) the sum of the (i) aggregate outstanding principal amount of all Revolving Loans and (ii) aggregate amount of Letter of Credit Outstandings does not exceed the Revolving Loan Commitment Amount (as such amount may be reduced from time to time); and

          (d) no Default or Event of Default shall have then occurred and be continuing.

     SECTION V.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders, each Issuer and the Administrative Agent to enter into this Agreement and to make
Credit Extensions hereunder, the Borrower and the Parent jointly and severally represent and warrant to the Managing Agents, each Issuer and each Lender as set forth in this Article VI.

     SECTION VI.1. Organization, etc. The Parent, the Borrower and each of their Subsidiaries and each other Obligor (a) is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and
(b) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it except where the failure to hold a governmental license, permit, or other approval to own or hold under lease its property and to conduct its business substantially as currently conducted could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole.
     SECTION VI.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower and the Parent of this Agreement, the Notes, the Subscription Agreements and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, are within the Borrower's, the Parent's and each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

          (a) contravene or result in a default under the Borrower's, the Parent's or any such Obligor's Organic
     Documents;

          (b) contravene or result in a default under any contractual restriction, law or governmental regulation or court decree or order binding on the Borrower, the Parent or any such Obligor; or

          (c) result in, or require the creation or imposition of, any Lien on any of any Obligor's properties other than the Liens created under the Loan Documents in favor of the Administrative Agent.

     SECTION VI.3. Government Approval, Regulation, Compliance with Law, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person (other than the filing of U.C.C.-1 financing statements in the appropriate jurisdictions) is required for (a) the due execution, delivery or performance by the Borrower, the Parent or any other Obligor of this Agreement, the Notes, the Subscription Agreements or any other Loan Document to which it is a party, (b) the grant by the Borrower and each applicable Obligor of the security interests, pledges and Liens granted by the Loan Documents, or (c) the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

     SECTION VI.4. Validity, etc. This Agreement and each of the Notes has been duly executed and delivered, and the Subscription Agreement and each other Loan Document executed by the Borrower, and the Parent, as the case may be, will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, and the Parent, as the case may be, enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law). Each of the Loan Documents which purports to create a security interest creates a valid first priority security interest in the Collateral subject thereto, subject only to Liens permitted by Section 7.2.3, securing the payment of the Obligations.

     SECTION VI.5. Financial Information. The financial statements of the Borrower and its Subsidiaries have been prepared in accordance with GAAP consistently applied unless otherwise disclosed therein with respect solely to the financial statements delivered prior to the Effective Date (including application of Financial Accounting Statement No. 106) and such financial statements and the pro forma balance sheets delivered pursuant to clause (c) of Section 5.1.7 present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Borrower and its Subsidiaries have no material liabilities, including as to contingencies and unusual or forward commitments, that are not disclosed in the foregoing financial statements or the footnotes thereto or set forth in Item 6.5 ("Certain Material Liabilities") of the Disclosure Schedule. The pro forma balance sheet delivered pursuant to clause (c) of
Section 5.1.7 have been prepared in accordance with the requirements of GAAP for the preparation of pro forma financial statements.

     SECTION VI.6. No Material Adverse Change. (a) Since the date of the financial statements described in clause (a) of
Section 5.1.7, there has been no material adverse change in the financial condition, operations, assets, business, properties, revenues or prospects of the corporations or businesses covered thereby.

     (b)  From and after the date of the initial Credit
Extension, there has been no material adverse change in the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries, taken as a whole.

     SECTION VI.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole, except as disclosed in
Item 6.7 ("Litigation") of the Disclosure Schedule, or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

     SECTION VI.8. Subsidiaries. The Parent has no direct Subsidiaries except the Borrower. The Borrower has no Subsidiaries except those Subsidiaries listed on Item 6.8 ("Borrower's Subsidiaries") of the Disclosure Schedule and those Subsidiaries, if any, which it may acquire or create after the date of the initial Credit Extension in accordance with the provisions hereof.

     SECTION VI.9. Ownership of Properties. Except as set forth in Item 6.9 ("Ownership of Properties") of the Disclosure Schedule, the Borrower and each of its Subsidiaries own good and marketable title to all of their properties and assets, have valid fee or leasehold interests in all property, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) which could interfere in the conduct of their businesses as currently conducted.

     SECTION VI.10. Taxes. The Borrower and each of its Subsidiaries have filed (a) all returns and reports required by law to have been filed by or with respect to it in connection with federal, state and local income taxes (including any predecessor or prior consolidated group of which it may have been a member) and (b) all other returns and reports with respect to Taxes required by law to have been filed to the extent (as to this clause (b)) the failure to do so could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole, except as disclosed on Item 6.10 ("Taxes") of the Disclosure Schedule. All federal, state and local income taxes (as described above) that are owing have been paid in full and all other Taxes and governmental charges that are owing have been paid in full to the extent the failure to do so could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole, except in each such case any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION VI.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group or any other Obligor has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. Each Foreign Employee Benefit Plan maintained or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan maintained or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained by the Borrower, any of its subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plans is not reasonably expected to result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower, any of its subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

     SECTION VI.12. Environmental Warranties. Except as set forth in Item 6.12 ("Environmental Matters") of the Disclosure
Schedule:

          (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and such Subsidiaries in compliance in all material respects with all Environmental Laws;

          (b) there have been no past, and there are no pending or, to the best knowledge of the Borrower, threatened

               (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged material violation of any Environmental Law, as to which the Administrative Agent has not received written notice, or

               (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential material liability under any Environmental Law or, with regard to contamination, any common or civil law, as to which the Administrative Agent has not received written notice;

          (c) there is no claim, complaint, notice, request for information or inquiry that has been received by or made to the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or, with regard to contamination, any common or civil law, which, singly or in aggregate, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole;

          (d) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole;

          (e) the Borrower and its Subsidiaries have been issued and are in compliance in all material respects with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

          (f) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (g) there are no underground storage tanks (including petroleum storage tanks) that are abandoned or that have been inactive for greater than one year on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

          (h) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that do not have leak detection systems as required by and in compliance in all material respects with all Environmental Law;

          (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released or suffered Release(s) of Hazardous Materials that, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole;

          (j) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released Hazardous Materials and have not or would not qualify and be eligible for the funding (subject to applicable deductibles) of the cleanup of Release(s) and third party liability by a State fund;

          (k) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Release(s) the cleanup of which will or is reasonably expected to exceed the maximum funding of cleanup by a State fund;

          (l) there are no septic systems, cess pools, underground systems or underground injection wells on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have Released or suffered Releases of Hazardous Materials which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole;

          (m) there are no fuel pumps, underground storage tanks, or above ground storage tanks, including petroleum storage tanks, on or under any property now owned or leased by the Borrower or any of its Subsidiaries that required or are reasonably expected to be required to be modified, upgraded or replaced to include emission control devices in a manner (including as to costs and expenses) that, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole;

          (n) any tank or pump replacement program of the Borrower or any of its Subsidiaries, singly or in the aggregate, is not reasonably expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of Borrower and its Subsidiaries taken as a whole;

          (o) neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (p) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole; and

          (q) no conditions (other than those covered in the preceding clauses (a) through (p)) exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, could reasonably be expected to give rise to any material liability under any Environmental Law.

     SECTION VI.13. Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower and the Parent or any of their Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Parent or any of their Subsidiaries to the Administrative Agent or any Lender, will be, when taken as a whole true and accurate in every material respect on the date as of which such information is dated or certified and, as to information delivered before the Effective Date, as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender, and such information is not, when taken as a whole or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

     (b) All written information prepared by any consultant or professional advisor on behalf of the Parent or any of its Subsidiaries which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement has been reviewed by the Borrower and the Parent, and nothing has come to the attention of the Borrower and the Parent in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not, taken as a whole, true and correct in all material respects or that such information, taken as a whole, omits to state any material fact necessary to make such information not misleading in any material respect.

     (c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrower and the Parent have reviewed such matters and nothing has come to the attention of the Borrower and the Parent in the context of such review which would lead it to believe that such assumptions, estimates, projections or opinions, omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same.

     SECTION VI.14. Purchase Agreement. As of the Effective Date, the Purchase Agreement has not been amended or otherwise modified except as disclosed in Item 6.14 ("Amendments to Purchase Agreement") of the Disclosure Schedule, true and complete copies of which have heretofore been delivered to the Lenders. All representations and warranties by the Borrower under the Purchase Agreement are true and correct in all material respects as of the date hereof as if made on the date hereof.

     SECTION VI.15. Expropriation and Condemnation. Not more than fifteen locations as to which any Realty is located is the subject of a condemnation, expropriation or other taking by any federal, state, provincial, municipal or other competent authority or a notice or proceeding in respect thereof.

     SECTION VI.16.  Intellectual Property Collateral.  With
respect to any Intellectual Property Collateral the loss, impairment or infringement of which might have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as whole:

          (a) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

          (b) such Intellectual Property Collateral is valid and enforceable;

          (c) the Borrower and each of its Subsidiaries have made all necessary filings and recordations to protect their respective interests in such Intellectual Property Collateral, including recordations of all such interests in the Intellectual Property Collateral in the United States Patent and Trademark Office and/or the United States Copyright Office;

          (d) the Borrower and its Subsidiaries are the exclusive owners of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral (except for Liens created under the Loan Documents) and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party except for claims that could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole, except as set forth in Item
     6.16 ("Intellectual Property") of the Disclosure Schedule;
     and

          (e) the Borrower and its Subsidiaries have performed and will continue to perform all acts and have paid and will continue to pay all required fees and taxes to maintain each and every item of such Intellectual Property Collateral in full force and effect in the United States.

     SECTION VI.17. Ownership of Stock. The Parent (together with management shareholders of the Parent and the Borrower) owns free and clear of all Liens (other than any Lien pursuant to the Parent Pledge Agreement), 80% of the outstanding shares of common stock (whether voting or non-voting) of the Borrower on a fully diluted basis (excluding the warrants held by Prudential Insurance Company). There are no outstanding options, warrants or convertible securities with respect to the shares of common stock of the Borrower other than those disclosed on Item 6.17 ("Outstanding Options, Warrants and Convertible Securities") of the Disclosure Schedule.

     SECTION VI.18. Absence of Default. Neither the Borrower, nor any of its Subsidiaries is (i) in default as of the Effective Date in the payment of (or in the performance of any obligation applicable to) any Indebtedness, except as disclosed in Item 6.18 ("Absence of Default") in the Disclosure Schedule or (ii) in violation of any law or governmental regulation or court decree or order, except where such violation could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole.

     SECTION VI.19. Regulations G, U and X. Neither the Parent, the Borrower, nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock". None of the proceeds of any Loan or any Letter of Credit will be used for the purpose of, or be made available by the Borrower in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying "margin stock". Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION VI.20. Subordinated Debt. The Borrower has delivered true and complete copies of the Purchase Agreement and the form of Senior Subordinated Notes to the Administrative Agent and the Lenders together with all amendments, waivers and other changes thereto. Notwithstanding any bankruptcy, insolvency, reorganization or moratorium in respect of the Borrower, at all times, (a) the subordination provisions of the Senior Subordinated Notes will be enforceable against the holders thereof by the Lenders, (b) all Obligations (including, without limitation, the guaranty of the Guarantor hereunder and the Parent Pledge Agreement), including the Obligations to pay principal of and interest on the Loans and fees in connection therewith, constitute "Specified Senior Indebtedness", as defined in the Senior Subordinated Notes, and all such Obligations will be entitled to the benefits of subordination created by the Senior Subordinated Notes and (c) all payments of principal of or interest on any Senior Subordinated Note made by the Borrower or from the liquidation of its property will be subject to such subordination provisions. At the time of the execution and delivery of the Senior Subordinated Notes, the Senior Subordinated Notes were duly registered or qualified under all applicable United States Federal and state securities laws or exempt therefrom. Each of the Parent and the Borrower acknowledge that each of the Administrative Agent and each Lender is entering into this Agreement, and has extended the Loans and other Credit Extensions, in reliance upon the subordination provisions contained in the Senior Subordinated Notes and this Section.

     SECTION VI.21. Government Regulation. Neither the Parent, the Borrower, nor any of their Subsidiaries is an "investment company" nor a "company controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION VI.22. Government Contracts. (a) None of the Borrower or any of its Subsidiaries or any of their respective Affiliates is party to any Contractual Obligation or subject to any Requirement of Law as a result of any conflict of interest by, between or among the Borrower, such Subsidiaries or such Affiliates or otherwise that would result in the termination of any Material Government Contract or that would impose any material limitation on the Borrower's or such Subsidiary's ability to perform such contract or to continue its business as presently conducted and proposed to be conducted.

     (b) No payment has been made by the Borrower or any of its Subsidiaries, or by any Person authorized to act on their behalf, to any Person in connection with any Government Contract of the Borrower or any such Subsidiary, which payment would be a material violation of applicable procurement laws or regulations or of the Foreign Corrupt Practices Act or of any other material Requirement of Law.

     (c) With respect to each Government Contract to which the Borrower or any of its Subsidiaries is a party: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Borrower and each such Subsidiary have complied in all material respects with all such representations and certifications; (ii) except as set forth on Item 6.22 ("Government Contracts") of the Disclosure Schedule, neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Borrower or any such Subsidiary, either orally or in writing, that Borrower or such Subsidiary has breached or violated any material Requirement of Law, or any material certificate, representation, clause, provision or requirement pertaining to such Government Contract; and
(iii) solely with respect to Material Government Contracts, no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any such Material Government Contract.

     (d) Except as set forth on Item 6.22 of the Disclosure Schedule, (i) none of the Borrower or any of its Subsidiaries or any of their respective directors, officers or employees is (or during the last three (3) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (ii) during the last three (3) years, none of the Borrower or any of the Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, in each case except (with respect to such matters occurring after the Effective Date) as disclosed to the Lenders.

     (e) Except as set forth on Item 6.22 of the Disclosure Schedule, there exist (i) no outstanding material claims against the Borrower or any of the Subsidiaries, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no material disputes between the Borrower or any of the Subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between the Borrower or any of the Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract.

     (f) None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or employees is (or during the last three (3) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

     SECTION VI.23. Subsidiary Guarantees. No U.S. Subsidiary which is not a party to the Subsidiary Guaranty has assets with a book value in excess of 5% of the book value of the assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP. The book value of the assets on the Effective Date of the U.S. Subsidiaries of the Borrower which are not a party to the Subsidiary Guaranty does not exceed $1,000,000 in the aggregate.

     SECTION VI.24. Burdensome Agreements. Neither the Borrower nor any of its Subsidiaries is or will be a party to any instrument or subject to any charter or other corporate restriction which could have a materially adverse effect on its financial condition, operations, assets, business, properties, revenues or prospects, taken as a whole.


                          ARTICLE VII

                           COVENANTS

     SECTION VII.1. Affirmative Covenants. The Borrower agrees with the Managing Agents, each Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

     SECTION VII.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:


          (a) (i) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries (including a detailed statement by division) as of the end of such Fiscal Year and consolidated statements of earnings and consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) by Ernst & Young LLP or other independent public accountants of nationally recognized standing as fairly presenting, in accordance with GAAP consistently applied, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries at the end of such Fiscal Year and for the Fiscal Year then ended, together with a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) the calculation of Excess Cash Flow, and (ii) as soon as available and in any event within 180 days after the end of each Fiscal Year of the Borrower, all material management letters and internal control and similar memoranda prepared by the accountants certifying the financial statements of the Borrower for such Fiscal Year;

          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, (i) a quarterly financial report and consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and consolidated statements of cash flow of the Borrower and its Subsidiaries (including a detailed statement by division) for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous Fiscal Year certified by the chief financial Authorized Officer of the Borrower in a manner acceptable to the Administrative Agent and (ii) a Compliance Certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4;

          (c) as soon as possible and in any event within three Business Days after knowledge of an Authorized Officer of the occurrence of any Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (d) as soon as possible and in any event within three Business Days after (x) the occurrence of any materially adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or
     (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and, at the Administrative Agent's request, copies of all documentation relating thereto;

          (e) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any class of its security holders generally, in their capacities as such, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission or any securities exchange;

          (f) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

          (g) promptly when available and, in any event within 30 days after the beginning of each Fiscal Year, a definitive budget in form and scope satisfactory to the Administrative Agent for such Fiscal Year, in each case in reasonable detail for the relevant Fiscal Year and setting forth the principal assumptions upon which such budget is based;

          (h) (a) promptly upon knowledge of any loss or threatened loss of the security clearances referenced in
     Section 7.1.15 unless disclosure thereof is prohibited by any law; and (b) the Borrower shall notify the Administrative Agent in writing promptly upon (and, in any event, within five (5) Business Days of) the Borrower obtaining knowledge of any material change in the status of any action, suit, proceeding, governmental investigation or other matter disclosed on or arising out of the matters disclosed on Item 6.22 of the Disclosure Schedule and shall provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent and its counsel to evaluate such matters;

          (i) promptly upon its receipt a copy thereof to the Administrative Agent and the Lenders (a) any material notice or material communication delivered by or on behalf of the Borrower to any Person in connection with the Subordinated Notes or the Subordinated Note Indenture, including, without limitation, any notice of default, any amendment or waiver request or any notice of redemption or defeasance; and (b) any material notice or other material communication received by such Borrower from any Person in connection with any agreement or other document relating to the Subordinated Notes or the Subordinated Note Indenture promptly after such notice or other communication is received by the Borrower;

          (j) promptly when available and in any event within 15 days following the last day of each calendar month, a monthly management report, prepared in reasonable detail by the chief accounting or financial Authorized Officer of the Borrower; and

          (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative
     Agent may from time to time reasonably request.

     SECTION VII.1.2. Compliance with Laws, etc. The Borrower and the Parent will, and will cause each of their respective
Subsidiaries to:

          (a) comply in all respects with all governmental rules and regulations and all other applicable laws, rules, regulations and orders (except where the failure to so comply could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole), such compliance to include the maintenance and preservation of its corporate existence (except to the extent permitted under Section 7.2.10) and qualification as a foreign corporation in any jurisdiction where the Borrower or the other Subsidiaries of the Parent have assets or conduct business, except where failure to maintain and preserve such existence or qualification would not materially adversely affect the Borrower's consolidated financial condition, operations, assets, business, revenues, properties or prospects; and

          (b) comply in all material respects with all governmental rules and regulations and all other material applicable laws, rules, regulations and orders relating to taxation, including the payment, before the same become delinquent, of (i) all federal, state and local income taxes and (ii) all other taxes, assessments and governmental charges except in each such case to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION VII.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep their respective properties in good repair, working order and condition (except to the extent sold, transferred or otherwise disposed of pursuant to a Permitted Disposition), and make necessary and proper repairs, renewals (including lease payments on leasehold properties) and replacements so that the business carried on in connection therewith may be properly conducted at all times, unless the Borrower, determines in good faith that the continued maintenance of any of its properties is no longer economically desirable (provided that any such determination with respect to any property material to the operations of the Borrower or any of its Subsidiaries shall be made only after consultation with the Administrative Agent).

     SECTION VII.1.4. Insurance. (a) The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with responsible and reputable insurance carriers licensed to write insurance, insurance with respect to all their property, business and assets against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

     (b) All premiums on insurance policies required under this Section shall be paid by the Borrower and its Subsidiaries. Each policy for property insurance maintained by the Borrower and its Subsidiaries shall (i) name the Administrative Agent (as Administrative Agent for the Lenders) as loss payee under a lenders loss payable clause, (ii) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof,
(iii) provide that any notice under such policies relating to cancellation, reduction or material change in coverage or the occurrence of any loss in excess of $1,000,000 shall be simultaneously delivered to the Administrative Agent and (iv) be reasonably satisfactory in all other respects to the Administrative Agent. Each policy for liability insurance maintained by the Borrower and its Subsidiaries shall (i) name the Administrative Agent as an additional insured, (ii) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall occur by reason of any breach of any representation or warranty, nor shall any thereof be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (iii) provide that any notice under such policies relating to cancellation, reduction or material change in coverage or the occurrence of any loss in excess of $1,000,000 shall be simultaneously delivered to the Administrative Agent and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

     (c) The Borrower will deliver, and will cause each of its Subsidiaries to deliver, to the Administrative Agent, promptly upon request, (i) the originals of all policies evidencing all insurance required to be maintained under clause (a) or certificates thereof by the insurers together with a counterpart of each policy, (ii) a satisfactory insurance broker's letter as to the adequacy of the insurance being maintained by the Borrower and its Subsidiaries and as to the compliance of the same with the requirements of this Section and (iii) evidence as to the payment of all premiums then due thereon (or with respect to any insurance policies providing for payment other than by a single lump sum, all installments for the current year due thereon to such date), provided that neither the Administrative Agent nor any Lender shall be deemed by reason of its custody of such policies to have knowledge of the contents thereof. The Borrower will also deliver, and will also cause its Subsidiaries to deliver, to the Administrative Agent not later than five days prior to the expiration of any policy a binder or certificate of the insurer evidencing the replacement thereof.

     (d) If an Event of Default has not occurred and is continuing, all proceeds of property insurance (other than any such proceeds which reimburse the Borrower or any other applicable Subsidiary of the Borrower for environmental liabilities or remediation costs previously paid by the Borrower or such Subsidiary) paid on account of the loss of or damage to any property or asset of the Borrower or any of its Subsidiaries shall be paid to the Borrower or other applicable Subsidiary of the Borrower, and the Borrower or such Subsidiary shall use such proceeds within 180 days thereafter to repair, restore or replace such property or asset or to reinvest in other capital assets reasonably related thereto. With respect to any casualty or other covered occurrence in which the aggregate proceeds of property insurance receivable by the Borrower or any other applicable Subsidiary of the Borrower (other than any such proceeds which reimburse the Borrower or such Subsidiary for environmental liabilities or remediation costs previously paid by the Borrower or such Subsidiary) exceeds $1,000,000, to the extent the Borrower or such Subsidiary elects not to apply such insurance proceeds for the repair, replacement or restoration of such property or asset or for reinvestment in capital assets reasonably related thereto, or such insurance proceeds are not in fact so applied within 180 days, all of such unutilized insurance proceeds shall be delivered by the Borrower or such Subsidiary (and the Borrower shall cause such Subsidiary to so deliver) to the Administrative Agent and shall constitute "Excess Insurance Proceeds," to be applied as a mandatory prepayment of the Term Loans pursuant to clause (c) of Section 3.1.2. Notwithstanding any provision to the contrary in this Agreement or any other Loan Document, if an Event of Default has occurred and is continuing, all proceeds of property insurance (including business interruption insurance) shall be payable directly to the Administrative Agent and the Administrative Agent in its sole discretion may treat such proceeds as "Excess Insurance Proceeds" or, subject to the consent of the Required Lenders, permit the use of such proceeds to repair, restore or replace the property or asset which suffered the loss for which such proceeds are being paid.

     SECTION VII.1.5. Books and Records. (a) The Borrower and the Parent will, and will cause each of their respective
Subsidiaries to, keep books and records which accurately reflect all of their respective business affairs and transactions.

     (b) The Borrower will, and will cause each of its respective Subsidiaries to, permit the Managing Agents and each Lender or any of their representatives, at reasonable times and intervals and upon reasonable notice, to visit all of their respective offices, and the Parent will permit the Managing Agents or any of their representatives, at reasonable times and intervals and upon reasonable notice, to visit all of their respective offices, to discuss their respective financial matters with their respective officers and independent public accountant and consultants (and the Borrower and the Parent hereby authorize such independent public accountant and consultants to discuss such financial matters with the Managing Agents or with respect to the Borrower and its Subsidiaries, the Lenders, as the case may be, or their representatives whether or not any representative of the Borrower or Parent is present) and to examine (and, at the expense of the Borrower, copy extracts from) any of their respective books or other corporate records (including computer records).

     (c) The Borrower shall pay any fees of such independent public accountant and consultants incurred in connection with the Managing Agents' exercise of its rights pursuant to this Section. The Administrative Agents, in their sole discretion and at the sole expense of the Borrower, may conduct such audits and examinations of the books and records of the Parent and its Subsidiaries as the Managing Agents reasonably deems necessary or advisable.

     SECTION VII.1.6.  Environmental Covenant.  The Borrower
will, and will cause each of its Subsidiaries to,

          (a) use and operate all of its Facilities and properties in compliance in all material respects with all Environmental Laws, keep (and, when applicable, obtain in a timely manner) all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance in all material respects therewith, and handle all Hazardous Materials (including the disposition and storing thereof) in compliance in all material respects with all applicable Environmental Laws;

          (b) respond to all Releases in accordance with law and in a manner that assures and will assure that, to the maximum extent commercially reasonable, State funds pay for the response to Releases;

          (c) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries from third parties relating to Releases of Hazardous Materials from its facilities and properties or compliance with Environmental Laws; and

          (d) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

     SECTION VII.1.7.  As to Intellectual Property Collateral.
 (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, except in the exercise of their reasonable business judgement, do any act, or omit to do any act, whereby any of such Intellectual Property Collateral may lapse or become abandoned or dedicated to the public or unenforceable.

     (b) The Borrower shall notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding the ownership of the Borrower or any of its Subsidiaries of any material item of the Intellectual Property Collateral or the Borrower's or such Subsidiary's right to register the same or to keep and maintain and enforce the same.

     (c) In no event shall the Borrower or any of its Subsidiaries, or any of their respective agents, employees, designees or licensees, file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent's security interest in such Intellectual Property Collateral and the goodwill and general intangibles of the Borrower or such Subsidiary relating thereto or represented thereby.

     (d) Unless the Borrower shall otherwise determine in the exercise of its reasonable business judgement, the Borrower shall take, and shall cause its Subsidiaries to take, all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, any material item of the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a), (b) and (c)).

     SECTION VII.1.8. Future Subsidiaries. Without limiting the effect of any provision contained herein (including Section 7.2.5), upon any Person becoming, after the Effective Date, either a direct or indirect Subsidiary of the Borrower, or upon the Parent or the Borrower acquiring additional capital stock of any existing Subsidiary having voting rights or contingent voting rights

          (a) such Person shall become a party to (x) a guaranty in substantially the form of the Subsidiary Guaranty, and
     (y) a security agreement in substantially the form of the Subsidiary Security Agreement, if not already a party to any of the foregoing, with such modifications as the Administrative Agent may reasonably request, in a manner satisfactory to the Administrative Agent;

          (b) the Borrower and the applicable Subsidiary shall, pursuant to the Borrower Pledge Agreement, or the Parent and the applicable Subsidiary shall, pursuant to the Parent
     Pledge Agreement, as the case may be, pledge to the Administrative Agent

               (i) all of the outstanding shares of such capital stock of such Subsidiary owned directly by it, along with undated stock powers for such certificates, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been perfected by the Administrative Agent in accordance with Section 8-313 and Section 8-321 of the U.C.C. or any similar law which may be applicable); and

               (ii) all notes (if any) evidencing intercompany Indebtedness in favor of the Borrower and each such Subsidiary (which shall be in substantially the form of Attachment A to the Borrower Pledge Agreement), as the case may be;

          (c) the Administrative Agent shall have received from each such Subsidiary certified copies of Uniform Commercial Code Requests for Information or Copies (Form U.C.C.-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Borrower, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements
     (i) filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form U.C.C.-11 or search report, as the case may be, is current enough to list such financing statements, (ii) being terminated pursuant to termination statements that are to be delivered on or prior to the date such Person becomes such Subsidiary or (iii) in respect of protective filings or Liens permitted under
     Section 7.2.3) shall cover any of the Collateral); and

          (d) the Administrative Agent shall have received from each such Subsidiary executed copies of U.C.C. financing statements naming each such Subsidiary as the debtor and the Administrative Agent as the secured party, suitable for filing under the U.C.C. of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the security agreement entered into by such Subsidiary, together with evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements, together, in each case, with such opinions of legal counsel for the Borrower relating thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; provided, that notwithstanding the foregoing, no Non-U.S. Subsidiary of the Borrower shall be required to execute and deliver a Mortgage, a supplement to the Subsidiary Guaranty or a supplement to the Subsidiary Security Agreement, nor will the Borrower or any such Subsidiary be required to deliver in pledge pursuant to a Pledge Agreement in excess of 65% of the total combined voting power of all classes of capital stock of a Non-U.S. Subsidiary entitled to vote, if the Borrower has delivered evidence satisfactory to the Administrative Agent that such actions would result in material adverse tax consequences to the Borrower and its Subsidiaries.

     SECTION VII.1.9. Future Real Estate Properties. Within 30 days after the acquisition by the Borrower of any real property owned in fee with a value in excess of $1,000,000, the Borrower shall take all steps necessary, at its own cost and expense, to
(a) grant the Administrative Agent a first priority mortgage Lien on such real property and buildings and improvements thereon and
(b) obtain title insurance coverage on such property in an amount, containing such terms and exceptions and issued by an insurance company, acceptable to the Administrative Agent in the Administrative Agent's reasonable discretion (together with such favorable legal opinions with respect thereto as the Administrative Agent may reasonably request).

     SECTION VII.1.10. Sale of Instrumentation Segment. The Borrower shall sell the Instrumentation Segment promptly, but in any event, within 60 days following the Effective Date (the "Initial Sale"), resulting in net cash proceeds of no less than $85,000,000 minus the existing Indebtedness existing on the Effective Date in an amount not to exceed $5,000,000 owed by the Instrumentation Segment which shall be applied (i) as a prepayment of the Loans in an amount of not less than $80,000,000 minus the amount of transaction fees and expenses paid by the Borrower in connection with the Acquisition and the related transactions in an amount not to exceed $15,000,000 (to be applied first, to prepay all outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount), and then to a prepayment of the Term Loans on a pro rata basis) and (ii) to repay agreed upon Indebtedness of the Borrower's Non-U.S. Subsidiaries.

     SECTION VII.1.11. Purchase of Preferred Stock. The Parent shall purchase preferred stock (and comply with the terms of, and obligations under, the Parent Subscription Agreement) of the Borrower in an amount sufficient to (i) pay for all Senior Subordinated Notes on the date of any redemption of such Senior Subordinated Notes resulting from the Change in Control (as defined in the Senior Subordinated Notes) caused by the Tender Offer and (ii) make the Initial Capital Contribution to the Borrower.

     SECTION VII.1.12.  Credit Line of Non-U.S. Subsidiaries.
The Borrower shall use its best efforts to cause each of its Non-U.S. Subsidiaries to maintain the credit facilities (or replacement thereof on similar terms) availability existing on the Effective Date in an amount not in excess of $45,000,000.

     SECTION VII.1.13. Landlord Waivers. The Borrower shall use it best efforts to obtain and deliver to the Administrative Agent landlord waivers (with copies of the relevant Lease attached) with respect to (a) any Lease which relates to a location in which there is, or is reasonably expected to be, collateral with a fair market value of $500,000 or more and (b) any Lease entered into after the Effective Date which relates to a location in which there is, or is reasonably expected to be, Collateral with a fair market value of $500,000 or more (it being understood and agreed that, if possible, the landlord waivers referred to in clause (a) shall be obtained within ninety (90) days after the Effective Date, and that the Borrower shall not be required to make any material payment to, or to make any material lease concessions for the benefit of, any landlord in order to obtain any such landlord waiver referred to in either clause (a) or
(b)).

     SECTION VII.1.14. Foreign Employee Benefit Plan Compliance. The Borrower shall cause each of its Subsidiaries and ERISA Affiliates to establish, maintain and operate all Foreign Employee Benefit Plans (other than government-sponsored plans) to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

     SECTION VII.1.15.  Government Contracts.  (a)  Within sixty
(60) days after the Effective Date, the Borrower shall have executed and delivered to the Administrative Agent all documents, in form and substance reasonably satisfactory to the Administrative Agent, and taken all such other action (other than the transmittal of the notice of assignment to the United States Government) reasonably required by the Administrative Agent to request an assignment of all Receivables of the Borrower and its Subsidiaries (created on or prior to such date) arising under any Material Government Contract to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (the "Assignment of Claims Act"). Within thirty (30) days of the creation of a Material Government Contract or, upon the occurrence and during the continuance of a Default or an Event of Default, of the creation of any Government Contract (other than in either case a Government Contract subject to the foregoing sentence and Government Contracts which by their express terms are not assignable) the Borrower shall execute and deliver to the Administrative Agent all documents, in form and substance reasonably satisfactory to the Administrative Agent, and take all such other action (other than the transmittal of the notice of assignment to the United States Government) reasonably required by the Administrative Agent to request an assignment of the Receivables of the Borrower and its Subsidiaries arising under such Material Government Contract, to the Administrative Agent pursuant to the Assignment of Claims Act. Upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent may, and shall at the direction of the Requisite Lenders, transmit any such notice of assignment received by it from the Borrower to the United States Government.

     (b) The Borrower shall apply for and maintain all facility security clearances and personnel security clearances required of the Borrower or any of its Subsidiaries under all Requirements of Law to perform and deliver under any and all Government Contracts and as otherwise may be necessary to continue to perform the Borrower's business.

     SECTION VII.1.16. Future Guarantees, Pledged Stock. In the event that the Administrative Agent (in its sole discretion) requests that all, or certain U.S. Subsidiaries of the Borrower become Subsidiary Guarantors and that the Borrower pledge the shares of capital stock of such Guarantors or any other Subsidiaries of the Borrower to the Administrative Agent, within 15 days following written notice from the Administrative Agent, the Borrower shall and shall cause each of its applicable U.S. Subsidiaries to, take all steps necessary, at their own cost and expense, to deliver a supplement to both the Subsidiary Guaranty and the Borrower Pledge Agreement, so that such applicable U.S. Subsidiaries thereby become Subsidiary Guarantors under the Subsidiary Guaranty and such Subsidiaries are pledged by the Borrower to the Administrative Agent pursuant to the Borrower Pledge Agreement.

     SECTION VII.1.17. Notice Under Subordinated Note Indenture. The Borrower shall, within 10 Business Days of the Effective Date, deliver a notice to the holders of Senior Subordinated Notes as set forth in clause (b) of Section 4.10 of the Subordinated Note Indenture (the "Subordinated Debt Mailing Date") and state in such notice that for purposes of clause
(b)(3) of such Section 4.10, the Borrower will repurchase the outstanding Senior Subordinated Notes 30 days following the Subordinated Debt Mailing Date.

     SECTION VII.1.18. Further Assurances. The Borrower and the Parent agree that from time to time, at the expense of the Borrower, the Borrower and the Parent will, and will cause each of their respective Subsidiaries to, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect the assignments, security interests and Liens granted or purported to be granted under the Loan Documents or to enable the Administrative Agent to exercise and enforce its rights and remedies under this Agreement or any other Loan Document with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower and the Parent will, and will cause each of their respective Subsidiaries to

          (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrative Agent may request, in order to perfect and preserve the assignments, security interests and Liens granted or purported to be granted under the Loan Documents;

          (b) furnish to the Administrative Agent, at the request of the Administrative Agent, an opinion of counsel acceptable to the Required Lenders to the effect that all financing or continuation statements have been filed, and all other action has been taken, to perfect and validate continuously from the date hereof the assignments, security interests and Liens granted under the Loan Documents; and

          (c) furnish to the Administrative Agent, from time to time at the Administrative Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

     With respect to the foregoing and the grant of the security interest under the Loan Documents, the Borrower and the Parent and each of their respective Subsidiaries hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, the Parent or any such Subsidiary where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

     SECTION VII.2. Negative Covenants. The Borrower and the Parent agree with the Administrative Agent, each Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower and the Parent will perform the obligations set forth in this
Section 7.2.

     SECTION VII.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those described in the third recital and such activities as may be incidental or related thereto and activities incidental or related to the consummation of the Acquisition and the Tender Offer.

     SECTION VII.2.2. Indebtedness. The Borrower and the Parent will not, and will not permit any of their respective
Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

          (a) Indebtedness in respect of the Credit Extensions and other Obligations;

          (b) until the date of the initial Credit Extension, Indebtedness of the Borrower and its Subsidiaries identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule;

          (c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule (including intercompany Indebtedness owed to the Borrower existing prior to the Effective Date, but excluding all Non-U.S. Subsidiary Indebtedness); provided that for purposes of the Disclosure Schedule, clause (d) of the definition of Indebtedness and clause (e) of the definition of Indebtedness (only if the Borrower has no liability in excess of $1,000,000 related thereof) shall be excluded from such Item 7.2.2(c) of the Disclosure Schedule;

          (d) Indebtedness of Non-U.S. Subsidiaries in an amount not in excess of $45,000,000 (which amount shall automatically be reduced to $25,000,000 immediately following the sale of Roltra Morse), provided that no more than $40,000,000 of such amount may constitute intercompany Indebtedness, or if less than such amount at any time, the Permitted Amount;

          (e) unsecured Indebtedness of the Parent in an amount equal to $135,000,000 (as such amount may be increased from time to time for the purpose of purchasing outstanding common stock of the Borrower), provided that such Indebtedness is fully subordinated (and payable-in-kind) to the obligations of the Parent under the guaranty of the Parent contained in Article IX hereof;

          (f) unsecured intercompany Indebtedness of the Borrower owing to a Subsidiary of the Borrower, which shall be evidenced by one or more promissory notes that have been duly executed and delivered to (and endorsed to the order of) the Administrative Agent in pledge pursuant to a pledge agreement;

          (g)  Indebtedness in respect of the Senior Subordinated
     Notes, provided that the aggregate principal amount thereof shall not exceed $155,000,000, less the amount of any payments, redemptions or repurchases in respect thereof, at any one time outstanding;

          (h) Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding in respect of
     (i) Indebtedness which is incurred by the Borrower or any of its Subsidiaries to a vendor to finance its acquisition of any assets permitted to be acquired pursuant to Section
     7.2.7 and (ii) Capitalized Lease Liabilities to the extent permitted by Section 7.2.7;
          (i) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding all Indebtedness incurred through the borrowing of money and all Contingent Liabilities);

          (j)  Indebtedness in respect of Rate Protection
     Agreements or, as to currency matters, for protection in connection with the Borrower's ordinary course of business;

          (k) Indebtedness of the Borrower evidenced by guarantees of wholly-owned Non-U.S. Subsidiaries of the Borrower in an aggregate amount not in excess of $20,000,000
     (or if less than such amount at any time, the Permitted
     Amount);

          (l) other Indebtedness in an aggregate amount not exceeding $10,000,000 at any time provided, that in the case of intercompany Indebtedness, all of the capital stock or other ownership interests of such Subsidiary are pledged to the Administrative Agent, a guaranty is executed by such Subsidiary in the form of the guaranty described in Article IX hereto and all promissory notes evidencing such Indebtedness are pledged to the Administrative Agent and as further described in Section 7.1.8; and

          (m) Indebtedness incurred in respect of the refinancing of Indebtedness permitted pursuant to clause (g) above, provided that (i) the aggregate amount of the refinancing Indebtedness shall not exceed the amount of Indebtedness being refinanced which is outstanding immediately prior to such refinancing, (ii) none of the covenants or events of default contained in the
refinancing    Indebtedness shall be more restrictive on the Borrower than the covenants and events of default contained in the Indebtedness so refinanced,
(iii) none of the subordination    provisions contained in the refinancing
Indebtedness shall be less favorable to the Lenders than the subordination provisions contained in the Indebtedness so refinanced, (iv)the payment terms contained in the refinancing Indebtedness shall be no more onerous on the Borrower than those contained in the Indebtedness so refinanced, (v) the
incurrence by the Borrower or any of its Subsidiaries of    such refinancing
Indebtedness shall have no adverse effect    on the projected cash flow of the
Borrower during the then remaining term of this Agreement on an "all in" basis, with reference to (but not limited to) the interest rate, fees, premiums, underwriting expenses and other amounts payable in connection with the refinancing Indebtedness and (vi) the Managing Agents shall consent to any such refinancing (such consent not to be unreasonably withheld);

provided, however, that no Indebtedness pursuant to clauses (d),
(e), (f), (g), (h) (i), (j), (k), (l) and (m) may be incurred if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

     SECTION VII.2.3. Liens. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a) Liens securing payment of the Obligations granted pursuant to any Loan Document;

          (b) Liens granted to secure payment of Indebtedness described in clause (c) of Section 7.2.2 to the extent such Liens are identified in Item 7.2.2(c) ("Ongoing
     Indebtedness") of the Disclosure Schedule;

          (c)  Liens granted to secure payment of the
     Indebtedness of the type permitted and described in clause
     (h) of Section 7.2.2 and covering only those assets acquired with the proceeds of such Indebtedness;

          (d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (f) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (excluding any Liens in favor of a Pension Plan or PBGC), or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (g) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (h) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries; and

          (i) Liens in the Cash Collateral Account (as such term is defined in the Pay-Off Letter, dated as of August 29, 1997, among Citicorp USA, Inc., the other financial institutions party thereto, the Borrower, Warren Pumps Inc.
     and VHC Inc.).

     SECTION VII.2.4.  Financial Condition.  The Borrower and the
Parent will not permit:

          (a) the Interest Coverage Ratio, as of the last day of each Fiscal Quarter set forth below, to be less than the ratio set forth opposite such Fiscal Quarter:

        Fiscal Quarter            Minimum Interest
                                  Coverage Ratio

The fourth Fiscal Quarter of                1.40:1.00
the 1997 Fiscal Year

The first Fiscal Quarter of                 1.50:1.00
the 1998 Fiscal Year

The second Fiscal Quarter of                1.65:1.00
the 1998 Fiscal Year

The third Fiscal Quarter of                 1.75:1.00
the 1998 Fiscal Year

The fourth Fiscal Quarter of                1.85:1.00
the 1998 Fiscal Year

The first Fiscal Quarter of                 2.00:1.00
the 1999 Fiscal Year

The second Fiscal Quarter of                2.15:1.00
the 1999 Fiscal Year

The third Fiscal Quarter of                 2.25:1.00
the 1999 Fiscal Year

The fourth Fiscal Quarter of                2.25:1.00
the 1999 Fiscal Year

Each Fiscal Quarter of the                  2.50:1.00
2000 Fiscal Year

Each Fiscal Quarter of the                  2.75:1.00
2001 Fiscal Year

Each Fiscal Quarter of the                 3.00:1.00;
2002 Fiscal Year and
thereafter

          (b) the Fixed Charge Coverage Ratio, as of the last day of each Fiscal Quarter set forth below, to be less than the ratio set forth opposite such Fiscal Quarter:

       Fiscal Quarter                 Minimum Fixed Charge
                                         Coverage Ratio

The fourth Fiscal Quarter  of               .85:1.00
the 1997 Fiscal Year

The first Fiscal Quarter  of                .90:1.00
the 1998 Fiscal Year

The second Fiscal Quarter  of               1.00:1.00
the 1998 Fiscal Year

The third Fiscal Quarter  of                1.00:1.00
the 1998 Fiscal Year

The fourth Fiscal Quarter  of               1.10:1.00
the 1998 Fiscal Year

The first Fiscal Quarter  of                1.10:1.00
the 1999 Fiscal Year

The second Fiscal Quarter  of               1.20:1.00
the 1999 Fiscal Year

The third Fiscal Quarter  of                1.20:1.00
the 1999 Fiscal Year

The fourth Fiscal Quarter  of              1.25:1.00;
the 1999 Fiscal Year, and
thereafter


          (c) the Leverage Ratio, as of the last day of each Fiscal Quarter set forth below, to be greater than the ratio set forth opposite such Fiscal Quarter:

         Fiscal Quarter                   Leverage Ratio

The fourth Fiscal Quarter    of              6.75:1.00
the 1997 Fiscal Year

The first Fiscal Quarter of the              6.50:1.00
1998 Fiscal Year

The second Fiscal Quarter of the             6.25:1.00
1998 Fiscal Year

The third Fiscal Quarter of the              5.75:1.00
1998 Fiscal Year

The fourth Fiscal Quarter of the             5.25:1.00
1998 Fiscal Year
The first Fiscal Quarter of the              4.75:1.00
1999 Fiscal Year

The second Fiscal Quarter of the             4.50:1.00
1999 Fiscal Year

The third Fiscal Quarter of the              4.25:1.00
1999 Fiscal Year

The fourth Fiscal Quarter of the             4.00:1.00
1999 Fiscal Year

Each Fiscal Quarter of the                   3.75:1.00
2000 Fiscal Year

Each Fiscal Quarter of the                   3.25:1.00
2001 Fiscal Year

Each Fiscal Quarter of the                   3.00:1.00; and
2002 Fiscal Year and
thereafter


     (d) EBITDA, as of the last day of each Fiscal Quarter set forth below, to be less than the amount set forth opposite such Fiscal Quarter (prior to the sale of Roltra Morse):

        Fiscal Quarter            Minimum EBITDA

The fourth Fiscal Quarter of               $40,000,000
the 1997 Fiscal Year

The first Fiscal Quarter of                $42,000,000
the 1998 Fiscal Year

The second Fiscal Quarter of               $44,000,000
the 1998 Fiscal Year

The third Fiscal Quarter of                $46,000,000
the 1998 Fiscal Year

The fourth Fiscal Quarter of               $52,000,000
the 1998 Fiscal Year

The first Fiscal Quarter of                $56,000,000
the 1999 Fiscal Year

The second Fiscal Quarter of               $58,000,000
the 1999 Fiscal Year

The third Fiscal Quarter of                $60,000,000
the 1999 Fiscal Year

The fourth Fiscal Quarter of               $64,000,000
the 1999 Fiscal Year

Each Fiscal Quarter of                     $66,000,000
the 2000 Fiscal Year

Each Fiscal Quarter of                     $68,000,000
the 2001 Fiscal Year

Each Fiscal Quarter of     the          $70,000,000; and
2002 Fiscal Year
     and thereafter



          (e) EBITDA, as of the last day of each Fiscal Quarter set forth below, to be less than the amount set forth opposite such Fiscal Quarter (after the sale of Roltra Morse):

        Fiscal Quarter            Minimum EBITDA

The fourth Fiscal Quarter of               $32,000,000
the 1997 Fiscal Year

The first Fiscal Quarter of                $34,000,000
the 1998 Fiscal Year

The second Fiscal Quarter of               $36,000,000
the 1998 Fiscal Year

The third Fiscal Quarter of                $38,000,000
the 1998 Fiscal Year

The fourth Fiscal Quarter of               $42,000,000
the 1998 Fiscal Year

The first Fiscal Quarter of                $44,000,000
the 1999 Fiscal Year

The second Fiscal Quarter of               $46,000,000
the 1999 Fiscal Year

The third Fiscal Quarter of                $48,000,000
the 1999 Fiscal Year

The fourth Fiscal Quarter of               $50,000,000
the 1999 Fiscal Year

Each Fiscal Quarter of                     $52,000,000
the 2000 Fiscal Year

Each Fiscal Quarter of                     $54,000,000
the 2001 Fiscal Year

Each Fiscal Quarter of     the            $56,000,000.
2002 Fiscal Year
     and thereafter



     SECTION VII.2.5. Investments. The Borrower and the Parent will not, and will not permit any of their respective
Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)  the Parent's Investment existing on the Effective
     Date in the Borrower and the Borrower's Investment existing on the Effective Date in its Subsidiaries;

          (b)  Cash Equivalent Investments;

          (c) without duplication, Investments permitted as Indebtedness pursuant to clauses (d), (f), (h) and (k) of
     Section 7.2.2;

          (d) without duplication, Investments permitted pursuant to Section 7.2.7;

          (e) promissory notes received as consideration in respect of Permitted Dispositions (subject to the limitations set forth in the definition thereof), to the extent pledged to the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

          (f) Investments constituting Permitted Acquisitions in an aggregate amount not to exceed $5,000,000, subject to clause (c) of the definition of Permitted Acquisition; provided, that (i) such Investments shall (if capital stock is being acquired), result in the acquisition of a wholly-owned Subsidiary of the Borrower and (ii) upon making such Investments, the provisions of Sections 7.1.8 and 7.1.10 are complied with; and

          (g) other Investments in an aggregate amount at any one time not to exceed $ 10,000,000;

provided, however, that

          (i) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (ii)  no Investment otherwise permitted by clauses (e),
     (f) or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

     SECTION VII.2.6. Restricted Payments, etc. (a) On and at all times after the Effective Date, the Borrower

          (i) will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or split-ups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower;

          (ii) will not, and will not permit any of its Subsidiaries to, pay, prepay or repay any principal amount of, or make any payment of interest on, or redeem, purchase, set aside any funds for or defease, or give any notice of redemption for, or purchase or otherwise acquire, any Senior Subordinated Notes, other than pursuant to a "put" provision triggered on the Effective Date pursuant to a Change of Control (as defined in the Senior Subordinated Notes); and

          (iii) will not, and will not permit any of its Subsidiaries to, make any deposit for any of the purposes described in the preceding clause (a)(i);

provided, however, that, notwithstanding clauses (a)(i), (a)(ii) and (a)(iii) of this Section 7.2.6, the Borrower may, (a) subject to the subordination provisions applicable thereto, make payments of interest accrued on the Senior Subordinated Notes when due, provided that no Default has occurred and is continuing and (b) redeem Senior Subordinated Notes in an amount not in excess of $25,000,000 outstanding at such time (or if less than such amount at any time, the Permitted Amount), through open market purchases so long as the purchase price of such Senior Subordinated Debt does not exceed 112% of the face amount thereof.

     SECTION VII.2.7. Capital Expenditures, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make or, without duplication, commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures (other than Capitalized Lease Liabilities) of the Borrower and other Subsidiaries of the Parent which do not aggregate in any Fiscal Year in excess of (i) prior to the sale of Roltra Morse, $18,000,000 and (ii) following the sale of Roltra Morse, $12,500,000 plus, solely for the Fiscal Year of such sale, the result of $5,500,000 divided by twelve and multiplied by the remaining months of the then current Fiscal Year (the "Applicable Capital Expenditure Level"); provided, however, that

          (a) to the extent Capital Expenditures are made or, without duplication, committed to be made in any Fiscal Year in an amount less than the Applicable Capital Expenditure Level, the Capital Expenditures the Borrower or its Subsidiaries may make or, without duplication, commit to make in the next following Fiscal Year shall, if the Borrower establishes to the satisfaction of the Administrative Agent compliance on a prospective basis based upon the budget delivered pursuant to Section 7.1.1 and with the financial covenants set forth in Section 7.2.4., be increased by 50% of the amount of the permitted Capital Expenditures not so made or, without duplication, committed to be made in the immediately preceding Fiscal Year (the "Carry-Forward Amount");

          (b) no Carry-Forward Amount may be carried forward beyond the Fiscal Year immediately following the Fiscal Year in which it arose; and

          (c) no portion of any Carry-Forward Amount shall be used in any Fiscal Year until the entire amount of the Capital Expenditures permitted to be made or committed to be made in such Fiscal Year (without giving effect to any Carry-Forward Amount) shall have been used, and no portion of a Carry-Forward Amount may be used unless the Borrower shall have certified to the Administrative Agent that, after giving effect thereto, the Borrower shall be in compliance with all the provisions of this Agreement and the other Loan Documents.

     SECTION VII.2.8. Rental Obligations. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, enter into at any time any arrangement which does not create a Capitalized Lease Liability and which involves the leasing by the Borrower or any other Subsidiary of the Parent from any lessor of any real or personal property (or any interest therein), except arrangements which, together with all other such arrangements which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrower and such other Subsidiaries of the Parent in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $10,000,000 for any Fiscal Year; provided, however, that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges.

     SECTION VII.2.9. Take or Pay Contracts. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower, the Parent or any such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

     SECTION VII.2.10. Consolidation, Merger, etc. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or purchase or otherwise acquire all or any substantial part of the assets or stock of any Person (or of any division thereof) except
(a) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary so long as all of the outstanding stock of the surviving corporation of any such merger has been pledged to the Administrative Agent prior to any such merger and (b) pursuant to the Merger, the Parent may merge with and into the Borrower with the Borrower being the survivor of such Merger; provided that concurrently with the Merger (i) no Indebtedness shall exist at the Parent,(ii) a pledge agreement, substantially in the form of the Parent Pledge Agreement shall be executed by the Stockholders of the Parent so that following the Merger, at least the same percentage of shares pledged by the Parent of its ownership interests in the Borrower are pledged by the Stockholders of their ownership interests in the survivor of the Merger, (iii) a limited recourse guaranty, substantially in the form of the Parent guaranty contained in Article IX shall be executed by the Stockholders on terms satisfactory to the Administrative Agent,(iv) no Default shall be continuing prior to, concurrently with, or as a result of, such payments on a pro forma basis after giving effect to the Merger and (v) the Managing Agents shall be satisfied with all of the terms of the Merger (including, without limitation, the merger agreement and the related opinions).

     SECTION VII.2.11. Asset Dispositions, etc. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of, or grant options, warrants or other rights with respect to (a "Disposition"), all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person (other than the Borrower), except

          (a) if such sale, transfer, lease, contribution or conveyance is of Inventory in the ordinary course of its business;

          (b)  if such Disposition is a Permitted Disposition;

          (c) if such Disposition is of (i) the Instrumentation Segment or of operations currently classified as discontinued under GAAP, (ii) the Delroyd operations to Ameridrives International, L.P., a Delaware limited partnership, (iii) the sale of Roltra Morse, or (iv) any assets of a Subsidiary of the Borrower to the Borrower; or

          (d) if such assets are worn or obsolete and the net book value of such assets, together with the net book value of all other assets sold, transferred, leased, contributed or conveyed by the Borrower, the Parent or any of their respective Subsidiaries pursuant to this clause during the Fiscal Year in which such assets are to be sold, transferred, leased, contributed or conveyed, does not exceed $500,000 in the aggregate; provided, however, that so long as any such assets sold, transferred, leased, contributed or conveyed by the Borrower, the Parent or any of their respective Subsidiaries pursuant to this clause are used by the Borrower, the Parent or any of their Subsidiaries for the replacement thereof within 180 days, such amount shall not count toward the $500,000 ceiling.

     SECTION VII.2.12. Modification of Certain Agreements. Neither the Borrower nor the Parent will consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Organic Document, the Borrower Preferred Stock, the Parent Subscription Agreement, the Borrower Subscription Agreement, the Subordinated Notes, other than any such amendment, supplement or other modification which is immaterial and which could not adversely affect the Administrative Agent or any Lender (it being understood and agreed that, in any event, that any modification to the subordination provisions of, and any of the defined terms therein, including, but not limited to, the definition of "Specified Senior Indebtedness" of the Subordinated Notes shall be deemed to be material).

     SECTION VII.2.13. Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its other Affiliates unless such arrangement or contract is on fair and reasonable terms and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates.

     SECTION VII.2.14. Negative Pledges, Restrictive Agreements, etc. The Borrower and the Parent will not, and will not permit any of their respective U.S. Subsidiaries and Non-U.S. Subsidiaries (to the extent not a party to such an agreement on the Effective Date) to, enter into any agreement (excluding this Agreement, any other Loan Document, the Subordinated Note Indenture or any loan or financing document related to refinanced Non-U.S. Subsidiary Indebtedness existing on the Effective Date provided that such refinanced Indebtedness is not guaranteed by the Borrower) prohibiting:

          (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than pursuant to an agreement governing Indebtedness permitted by clause (h) of Section
     7.2.2 to the extent such agreement relates solely to the assets financed with the proceeds of such Indebtedness), or the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

          (b) the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

     In addition, the Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, enter into any tax sharing agreement or similar arrangement unless the same shall have been reviewed by and consented to by the Administrative Agent (such consent not to be unreasonably withheld).

     SECTION VII.2.15.  Management and Director Fees, Expenses,
etc. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to:

          (a) pay management, advisory, consulting or other similar fees, other than (i) fees payable to the Lenders or any of their affiliates, (ii) fees payable on the date of the initial Credit Extension and disclosed to the Administrative Agent,(iii) fees payable to consultants engaged on arm's-length basis,(iv) reasonable and customary fees and expenses payable to independent directors, or
     (v) fees and other corporate and management expenses payable by Subsidiaries of the Borrower to the Borrower; or

          (b) reimburse any Affiliates for any expenses unless the same shall be otherwise permitted hereunder and shall be reasonable and documented in reasonable detail.

     SECTION VII.2.16. Environmental Liens. The Borrower and the Parent will not, and will not permit any of their respective Subsidiaries to, allow any Lien imposed pursuant to any law, rule, regulation or order relating to any Hazardous Material (including the disposal thereof) to be imposed or to remain on any real property owned or operated by the Borrower, the Parent or any of their respective Subsidiaries, except as contested in good faith by appropriate proceedings for which adequate reserves have been established and are being maintained on its books.

     SECTION VII.2.17. Fiscal Year End. The Borrower shall not change its Fiscal Year to end on any date other than on the 31st day of December.

     SECTION VII.2.18. Stock of Subsidiaries. The Borrower will not permit any Subsidiary to issue any capital stock (whether for value or otherwise) to any Person other than the Borrower or another wholly-owned U.S. Subsidiary.

     SECTION VII.2.19. Activities of the Parent. Prior to the Merger, and notwithstanding any other provisions of this Agreement, the Parent will not engage in any business activity other than its continuing ownership of the Shares of capital stock of the Borrower and its compliance with the obligations applicable to it under the Loan Documents. Without limiting the generality of the immediately preceding sentence, the Parent will not (a) create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness in respect of the guaranty contained in Article IX and the Indebtedness described in Section 7.2.2), (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than pursuant to the Loan Documents), (c) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, issue stock, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, (d) create, incur, assume or suffer to exist any Investment in any Person other than (i) as provided in clause (a) of Section 7.2.5 and (ii) in respect of any additional equity Investments in the Borrower or (e) permit to be taken any action that would result in a Change in Control. The Parent agrees not to commence or cause the commencement of any of the actions described in clause (b), (c) or (d) of Section 8.1.9 of this Agreement with respect to any of its Subsidiaries.

     SECTION VII.2.20. No Investments, etc. in Certain Subsidiaries. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amount of Investments by the Borrower and its U.S. Subsidiaries in, or transfers of cash or property by the Borrower or its U.S. Subsidiaries to, any U.S. Subsidiaries not a party to the Subsidiary Guaranty and not pledged by the Borrower pursuant to the Borrower Pledge Agreement, in the aggregate exceed $50,000 in any Fiscal Year.


                          ARTICLE VIII

                       EVENTS OF DEFAULT

     SECTION VIII.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

     SECTION VIII.1.1. Non-Payment of Obligations. The Borrower shall default

          (a) in the payment or prepayment when due of any principal of any Loan;

          (b) in the payment when due of any interest or fees and such default shall remain unremedied for a period in excess of three Business Days; and

          (c) in the payment when due of any other Obligation and such default shall continue unremedied for a period of 5
     Business Days.

     SECTION VIII.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender pursuant to this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect. Any representation or warranty of the Borrower under the Purchase Agreement shall have been incorrect when made which could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties, revenues or prospects of the Borrower and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole.

     SECTION VIII.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower or the Parent shall default in the due performance and observance of any of their obligations under clause (c) of Section 7.1.1, Section 7.1.6, Section 7.1.8,
Section 7.1.10, Section 7.1.11, Section 7.1.17, Section 4.10 or
Section 7.2 or any other Obligor shall default in the performance of any of its obligations in respect of such Sections as such Sections are incorporated by reference or otherwise in any Loan Document to which such Obligor is a party.

     SECTION VIII.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of (a) any agreement contained in Section 7.1.1 not covered in Section 8.1.3 and such default shall continue unremedied for a period of 10 days from the earlier of the date an Authorized Officer of an Obligor has actual knowledge thereof and the receipt by an Obligor of written notice thereof from the Administrative Agent, or (b) any other agreement contained herein or in any other Loan Document (other than items covered by Section 8.1.3) executed by it, and such default shall continue unremedied for a period of 30 days from the earlier of the date an Authorized Officer of an Obligor has actual knowledge thereof and the receipt by an Obligor of written notice thereof from the Administrative Agent.

     SECTION VIII.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal amount, individually or in the aggregate, in excess of $5,000,000 or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or Administrative Agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

     SECTION VIII.1.6. Judgments. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any other
Obligors and either

          (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

          (b) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

     SECTION VIII.1.7.  Pension Plans.  Any of the following
events shall occur with respect to any Pension Plan

          (a) the institution of any steps by the Borrower any member of its Controlled Group, any other Obligor, or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

          (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien on property of the Borrower or any of its Controlled Group under Section
     302(f) of ERISA.

     SECTION VIII.1.8. Change in Control. Any Change in Control shall occur.

     SECTION VIII.1.9.  Bankruptcy, Insolvency, etc.  The
Borrower or any of its Subsidiaries or any other Obligor shall

          (a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

          (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for the Borrower or any of its Subsidiaries or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

          (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty days;

          (d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against the Borrower or any of its Subsidiaries or any other Obligor, provided that if not commenced by the Borrower or such Subsidiary or any other Obligor such proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or any other Obligor, or shall result in the entry of an order for relief or shall remain for sixty days undismissed; or

          (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

     SECTION VIII.1.10. Impairment of Security, Senior Subordinated Notes, etc. Without the consent of the Lenders, any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Obligor party thereto; the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first registered priority Lien, subject only to those exceptions expressly permitted by such Loan Documents. The subordination provisions relating to the Senior Subordinated Notes or the Subordinated Note Indenture (the "Subordination Provisions") shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, Reimbursement Obligation or other Obligations shall fail to constitute Specified Senior Indebtedness (as defined in the Subordinated Note Indenture); or the Borrower, or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Administrative Agent, the Issuer and the Lenders.

     SECTION VIII.2. Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

     SECTION VIII.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                           ARTICLE IX

                            GUARANTY

     SECTION IX.1. The Guaranty. The Parent hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at the Stated Maturity, by acceleration or otherwise (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. 502(b) and 506(b)), of the following (collectively, the "Guaranteed Obligations"),

          (a) all Obligations of the Borrower and each other Obligor to the Administrative Agent and each of the Lenders now or hereafter existing under this Agreement and each other Loan Document, whether for principal, interest, fees, expenses or otherwise; and

          (b) all other Obligations to the Administrative Agent and each of the Lenders now or hereafter existing under any of the Loan Documents, whether for principal, interest, fees, expenses or otherwise.

The obligations of the Parent under this Article IX constitute a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that the Administrative Agent, any Lender or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of the Parent under this Article IX.

     SECTION IX.2. Guaranty Unconditional. The obligations of the Parent under this Article IX shall be construed as a continuing, absolute, unconditional and irrevocable guaranty of payment and shall remain in full force and effect until all the Guaranteed Obligations have been indefeasibly paid in full in cash and all Commitments shall have permanently terminated. The Parent guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the agreement, instrument or document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the Lenders with respect thereto. The liability of the Parent hereunder shall be absolute and unconditional irrespective of:

          (a) any lack of validity, legality or enforceability of this Agreement, the Notes, any Rate Protection Agreement with a Lender or any other Loan Document or any other agreement or instrument relating to any thereof;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from this Agreement, the Notes, any Rate Protection Agreement with a Lender or any other Loan Document;

          (c) any addition, exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

          (d) the failure of the Administrative Agent or any Lender

               (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Obligor or any other Person (including any other guarantor) under the provisions of this Agreement, any Note, any Rate Protection Agreement with a Lender or any other Loan Document or otherwise, or

               (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Guaranteed Obligations;
          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note, any Rate Protection Agreement with a Lender or any other Loan Document;

          (f) any defense, set-off or counter-claim which may at any time be available to or be asserted by the Borrower or any other Obligor against the Administrative Agent or any Lender;

          (g) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaranteed Obligations or otherwise; or

          (h) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor or any surety or guarantor.

     SECTION IX.3. Reinstatement in Certain Circumstances. If at any time any payment in whole or in part of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower, any other Obligor or otherwise, the Parent's obligations under this Article IX with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     SECTION IX.4. Waiver by the Parent. The Parent irrevocably waives promptness, diligence, notice of acceptance hereof, presentment, demand, protest and any other notice with respect to any of the Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

     SECTION IX.5. Postponement of Subrogation, etc. The Parent will not exercise any rights which it may acquire by way of rights of subrogation by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations. Any amount paid to the Parent on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations shall be held in trust for the benefit of the Lenders and each holder of a Note and shall immediately be paid to the Administrative Agent and credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if

          (a) the Parent has made payment to the Lenders and each holder of a Note of all or any part of the Guaranteed
     Obligations, and

          (b) all Guaranteed Obligations have been paid in full and all Commitments have been permanently terminated,

each Lender and each holder of a Note agrees that, at the Parent's request, the Administrative Agent, on behalf of the Lenders and the holders of the Notes, will execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Guaranteed Obligations resulting from such payment by the Parent. In furtherance of the foregoing, for so long as any Guaranteed Obligations or Commitments remain outstanding, the Parent shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments to any Lender or any holder of a Note; provided, however, that the Parent may make any necessary filings solely to preserve its claims against the Borrower.

     SECTION IX.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any Note is stayed upon the occurrence of any event referred to in Section 8.1.9 with respect to the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent hereunder forthwith.

     SECTION IX.7. Non-Recourse, etc. The Guarantor shall not be liable for any Indebtedness, liabilities or Obligations in connection with this Agreement or any of the other Loan Documents, and neither the Managing Agents nor any Lender shall have any recourse against the Guarantor or its properties other than pursuant to the "Collateral" as defined in, and pursuant to the Parent Pledge Agreement to satisfy any such Indebtedness, liabilities or Obligations; provided, however, that nothing herein shall constitute a waiver of the Managing Agents' or any Lender's ability to exercise any right or remedy which any such party may have against the Parent on account of any claim for fraud, deceit or other material misrepresentation or omission by and relating to the Parent (including the assets and operations of the Parent but excluding the Borrower, any Subsidiaries of the Borrower or any of their assets or operations).


                           ARTICLE X

                    THE ADMINISTRATIVE AGENT

     SECTION X.1. Actions. Each Lender hereby appoints Scotiabank as Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Without limiting the effect of the preceding sentences of this Section 10.1, each Lender authorizes the Administrative Agent to act as collateral Administrative Agent and to hold and accept title to all liens and security interests granted to the Administrative Agent by the Borrower, the Parent or any other Obligor for the ratable benefit of the Administrative Agent and the Lenders, in order to exercise remedies on behalf of the Lenders in connection with the enforcement of such liens and security interests in accordance with the provisions of the Loan Documents. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the gross negligence or wilful misconduct of the Administrative Agent. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given; provided, however, that no Lender shall be required to indemnify the Administrative Agent, with respect to any obligation, loss, damage, claim, cost or expense for which the Administrative Agent would be entitled to indemnification hereunder, in an amount which would be greater than such Lender's Percentage of the aggregate amount of such obligation, loss, damage, claim, cost or expense.

     SECTION X.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m. (New York City time), on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent at the interest rate applicable at the time to Loans comprising such Borrowing.

     SECTION X.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

     SECTION X.4. Successor. The Syndication Agent and the Documentation Agent may resign at any time upon notice to the Administrative Agent and the Borrower. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If no successor Administrative Agent shall have been appointed by the Required Lenders with the prior consent of the Borrower (such consent not to be unreasonably withheld) unless an Event of Default has occurred and is continuing, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the prior consent of the Borrower (such consent not to be unreasonably withheld) unless an Event of Default has occurred and is continuing, appoint a successor, Administrative Agent, which shall be one of the Lenders, or if no Lender accepts such appointment, a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, Administrative Agent, such Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor, Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of

          (a) this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

          (b) Section 11.3 and Section 11.4 shall continue to inure to its benefit.

     SECTION X.5. Credit Extensions by Managing Agents. Each Managing Agent shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent, the Syndication Agent or the Documentation Agent hereunder. Each Managing Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent, the Syndication Agent or the Documentation Agent hereunder, as the case may be.

     SECTION X.6. Credit Decisions. Each Lender acknowledges that it has, independently of each Managing Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Managing Agents and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

     SECTION X.7. Loan Documents, etc. Each Lender hereby authorizes the Administrative Agent to enter into the applicable Loan Documents and to take all action contemplated thereby. Each Lender agrees that no Lender shall have any right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders and the Administrative Agent upon the terms of the Loan Documents. The Administrative Agent shall determine (after consultation with the Required Lenders (provided that, in the case there are only two Lenders at the time of such determination, such consultation will be with each such Lender)) the manner in which proceeds of Collateral will be applied to the Obligations (after the payment of fees and expenses as set forth in the Loan Documents).

     SECTION X.8. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Borrower or the Parent and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower or the Parent). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

     SECTION X.9. Limitation on Duties. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, neither the Syndication Agent nor the Documentation Agent, in such capacity, shall have any obligations hereunder or under any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against either the Syndication Agent or the Documentation Agent.


                           ARTICLE XI

                    MISCELLANEOUS PROVISIONS

     SECTION XI.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Administrative Agent (acting only at the direction or with the authority of the Required Lenders); provided, however, that no such amendment, modification or waiver which would:

          (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

          (b) modify this Section 11.1, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in
     Article III, change the time for payment of fees to the Lenders described in Article III, or release all or any substantial part of the collateral security, except as otherwise specifically provided in any Loan Document, shall be made without the consent of each Lender affected thereby;

          (c) extend the due date for, or reduce the amount of, any scheduled repayment under Section 3.1.2(b) of principal of, or interest on, any Loan or Reimbursement Obligation (or reduce the principal amount of or rate of interest on any Loan or Reimbursement Obligation) or extend any Commitment Termination Date without the consent of the holder of that Note evidencing such Loan;

          (d) increase the Stated Amount of any Letter of Credit unless consented to by each Issuer; or

          (e) affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as Administrative Agent or the Issuer in its capacity as Issuer, without the consent of the Administrative Agent or the Issuer, as the case may be.

No failure or delay on the part of the Administrative Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by law.

     SECTION XI.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or telecopy number set forth on Schedule III hereto (or set forth in a Lender Assignment Agreement) or at such other address or telecopy number as may be designated by such party in a notice to the other parties given in accordance with this Section. Any notice, if mailed and properly addressed and sent return receipt requested with postage prepaid, shall be deemed given three Business Days after posting; any notice, if sent by prepaid overnight express shall be deemed delivered on the next Business Day; any notice, if transmitted by telecopy, shall be deemed given when sent, with confirmation of receipt; any notice, if transmitted by hand, shall be deemed received when delivered.

     SECTION XI.3. Payment of Costs and Expenses. The Borrower and the Parent jointly and severally agree to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent, including any legal counsel and consultants, if any, who may be retained in connection with the transactions contemplated hereby by the Administrative Agent) in connection with

          (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Lenders' and the Administrative Agent's consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

          (b) the filing, recording, refiling or rerecording of the Pledge Agreements, the Mortgages, the Security Agreements (and any supplements thereto) and any other security instruments executed in connection with the transactions contemplated hereby and/or U.C.C. financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Pledge Agreements, the Mortgages or the Security Agreements or such other documents; and

          (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower and the Parent jointly and severally further agree to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower and the Parent jointly and severally also agree to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses, including allocated fees and expenses of internal counsel) incurred by the Administrative Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations (including the Obligations of the Parent under Article IX). The Borrower and the Parent jointly and severally further agree to reimburse the Administrative Agent on demand for all other administration, audit and monitoring expenses incurred after the occurrence of an Event of Default in connection with this Agreement and the other Loan Documents.

     SECTION XI.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower and the Parent jointly and severally hereby indemnify, exonerate and hold the Managing Agents and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (including allocated fees and expenses of internal counsel) (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or with any Letter of Credit;

          (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);
          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower, the Parent or any of their respective Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent or such Lender is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower, the Parent or any of their respective Subsidiaries of any Hazardous Material;

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower, the Parent or any of their respective Subsidiaries of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law, the costs of defending and or counterclaiming or claiming over against third parties in respect of any action or matter, and any cost, liability or damage arising out of a settlement of any action entered into by the Administrative Agent), regardless of whether caused by, or within the control of, the Borrower, the Parent or any such Subsidiary;

          (f) Environmental Laws relating to the Borrower, the Parent or any of their respective Subsidiaries, including the assertion of any lien thereunder;

          (g) any order, consent, decree, settlement, judgement or verdict arising from the deposit, storage, disposal, burial, dumping, injection, spilling, leaking, or other placement or release in, on or from the Realty of any Hazardous Material (including without limitation any order under the Environmental Laws to clean-up or decommission), whether or not such deposit, storage, disposal, burial, dumping, injecting, spillage, leaking or other placement or release in, on or from the Realty of any Hazardous Material:

               (i) results by, through or under the Borrower, the Parent or any of their respective Subsidiaries; or

               (ii) occurred with the knowledge and consent of the Borrower, the Parent or any of their respective
          Subsidiaries; or

               (iii)  occurred before or after the Effective
          Date, whether with or without the knowledge of the Borrower, the Parent or any of their respective
          Subsidiaries; or

          (h) the failure to maintain insurance coverage required by Section 7.1.4;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower and the Parent each hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION XI.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION XI.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION XI.7.  Headings.  The various headings of this
Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION XI.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Parent and each initial Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower, the Parent and each Lender.

     SECTION XI.9. Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION XI.10.  Successors and Assigns.  This Agreement
shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;
provided, however, that:

          (a) neither the Borrower nor the Parent may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

          (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

     SECTION XI.11.  Sale and Transfer of Loans and Notes;
Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 11.11.

     SECTION XI.11.1. Assignments. (a) Any Lender, upon the written consent of the Borrower (unless at such time an Event of Default has occurred and is continuing) and Administrative Agent (which consents shall not be unreasonably withheld or delayed), may at any time assign and delegate all or any fraction of such Lender's Loans, Commitments and Letter of Credit participations to one or more commercial banks or other financial institutions (each Person described in either of the foregoing clauses as the Person to whom such assignment and delegation is to be made being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans, Commitments and Letter of Credit participations (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitments) in a minimum aggregate amount of $5,000,000 (or, if less, the total of such Lender's Commitment Amount); provided, however, that the Borrower, each other Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

          (i) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender;

          (ii) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative
     Agent; and

          (iii) the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500. Any attempted assignment and delegation not made in accordance with this Section 11.11.1 shall be null and void.

     (b) Notwithstanding clause (a), any Lender may assign and pledge all or any portion of its Loans and Notes and other rights to a Federal Reserve Bank as collateral security; provided, however, that no such assignment under this clause (b) shall release the assignor Lender from any of its obligations hereunder.

     SECTION XI.11.2. Participations. (a) Any Lender may at any time without the consent of the Borrower or the Administrative Agent (but with prior written notice to the Administrative Agent) sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

          (i)  no participation contemplated in this
     Section 11.11.2 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

          (ii) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

          (iii) the Borrower and each other Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

          (iv) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 11.1; and

          (v) the Borrower shall not be required to pay any amount under clause (b) of this Section that is greater than the amount which it would have been required to pay had no participating interest been sold.

     (b) The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, shall be considered a Lender, subject to clause (v) above.

     SECTION XI.11.3. Certain Other Provisions. (a) The Borrower and the Parent authorize each Lender to disclose to any participant or assignee (each, a "Transferee") and any prospective Transferee, subject to the agreement of such Transferee or prospective Transferee to comply with Section 11.14 hereof, any and all financial and other information in such Lender's possession concerning the Borrower, the Parent or any of their respective Subsidiaries which has been delivered to such Lender by any such Person pursuant to or in connection with this Agreement or which has been delivered to such Lender by any such Person in connection with such Lender's credit evaluation of the Borrower, the Parent or any of their respective Subsidiaries prior to entering into this Agreement.

     (b) If, pursuant to this Section, any interest in this Agreement or any Loan or Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee (other than any Participant), and may cause any Participant, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties, no taxes will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender, the Administrative Agent and the Borrower either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to whole or partial exemption from U.S. Federal withholding tax on all interest payments hereunder) and
(iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrower) to provide the transferor Lender, the Administrative Agent and the Borrower a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     SECTION XI.12. Other Transactions. Nothing contained herein shall preclude either the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, the Parent or any of their respective Affiliates in which the Borrower, the Parent or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION XI.13. Certain Collateral and Other Matters. (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

     (b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and Letters of Credit and payment in full in cash of all principal of and interest on the Loans, all fees payable pursuant to Section 3.3 and 11.3, all Reimbursement Obligations (including interest thereon) and all other fees, costs and expenses that are payable under this Agreement or under any other Loan Document and have been invoiced (in which case the Lenders hereby authorize the Administrative Agent to execute, and the Administrative Agent agrees to execute, reasonable releases in connection with this Agreement (other than, in any event, as to items stated to survive the termination of this Agreement));
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary of the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended;
(v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 11.1, each Lender. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of collateral pursuant to this Section.

     SECTION XI.14. Confidential Information. The Administrative Agent and each Lender agree to hold all non-public information (which has been identified as such by the Borrower to the Administrative Agent and each Lender) obtained pursuant to this Agreement and the other Loan Documents in accordance with its customary procedures for handling confidential information, provided that disclosure of such confidential information may be made (a) to the Affiliates, examiners, directors, shareholders, accountants, auditors, counsel and other professional advisors of the Administrative Agent and each Lender, (b) in connection with any assignment or participation to an Assignee Lender or Participant, as the case may be, so long as such Assignee Lender or Participant has previously agreed to these confidentiality provisions, or (c) as required or requested by any governmental agency, authority or representative, or pursuant to any court order, legal process or applicable law, rule or regulation.

     SECTION XI.15. Forum Selection and Consent to Jurisdiction. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER OR THE PARENT MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE BORROWER AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF THE BORROWER AND THE PARENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH OF THE BORROWER AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER OR THE PARENT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION XI.16. Waiver of Jury Trial, etc. THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE PARENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER OR THE PARENT. THE BORROWER AND THE PARENT ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT. IN NO EVENT SHALL ANY LENDER OR THE ADMINISTRATIVE AGENT BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.



                             IMO INDUSTRIES INC., as Borrower




                             By:
                                Title:



                             II ACQUISITION CORP.,
                               as Parent/Guarantor




                             By:
                                Title:



                             THE BANK OF NOVA SCOTIA,
                               as Administrative and Documentation
                               Agent



                             By:
                                Title:



                             NATIONSBANC CAPITAL MARKETS, INC.,
                               as Syndication Agent



                             By:
                                Title:


                             LENDERS

THE BANK OF NOVA SCOTIA




                             By:
                                Title:



                             NATIONSBANK, N.A.




                             By:
                                Title:
                                                       SCHEDULE I

                      DISCLOSURE SCHEDULE

ITEM 6.5  Certain Material Liabilities.

ITEM 6.7  Litigation.

ITEM 6.8  Borrower's Subsidiaries.

ITEM 6.9   Ownership of Properties.

ITEM 6.10  Taxes.

ITEM 6.11  Employee Benefit Plans.

ITEM 6.12  Environmental Matters.

ITEM 6.14  Amendments to Purchase Agreement.

ITEM 6.16  Intellectual Property.

ITEM 6.17  Outstanding Options, Warrants and Convertible
Securities

ITEM 6.18  Absence of Defaults.

ITEM 6.22  Breach of Government Contracts.

ITEM 7.1.6 Environmental Covenant.

ITEM 7.2.2(b)  Indebtedness to be Paid.

ITEM 7.2.2(c)  Ongoing Indebtedness.
                                                      SCHEDULE II




          PERCENTAGES




                                    Revolving        Term Loan
Lender                                Loan          Commitment
                                   Commitment



THE BANK OF NOVA SCOTIA                     50%                50%





NATIONSBANK, N.A.                           50%                50%



TOTAL                                   100.00%            100.00%
                                                     SCHEDULE III



                   ADMINISTRATIVE INFORMATION

Borrower

IMO INDUSTRIES INC.
Princeton Pike Corporate Center
1009 Lenox Drive
Building Four West
P.O. Box 6550
Lawrenceville, New Jersey 08648-0550

Attention:

Telecopier No.:  609-896-7633
Confirmation No.:  609-896-7600

Guarantor/Parent

II ACQUISITION CORP.
9211 Forest Hill Avenue
Suite 109
Ricmond, Virginia 23235

Attention: John Young

Telecopier No.: 804-560-4076
Confirmation No.: 804-560-4074


Administrative Agent and Documentation Agent

THE BANK OF NOVA SCOTIA
One Liberty Plaza
New York, New York 10006

Attention: Tilsa Cora

Telecopier No.:   212-225-
Confirmation No.: 212-225-
Syndication Agent

NATIONSBANC CAPITAL MARKETS, INC.
NC1-007-01-01
100 North Tryon Street
Charlotte, North Carolina 28255

Attention: William A. Bowen, Jr.

Telecopier No.:   704-386-3270
Confirmation No.: 704-386-3465


Lenders:

THE BANK OF NOVA SCOTIA
One Liberty Plaza
New York, New York 10006

Domestic, LIBOR and
 Notice Office:

One Liberty Plaza
New York, New York 10006

Attention: Steve Johnson
Telecopier No.: 212-225-5172
Confirmation No. 212-225-5099


NATIONSBANK, N.A.
Domestic, LIBOR and
 Notice Office:

NC1-001-15-06
101 North Tryon Street
Charlotte, North Carolina 28255


Attention: Patricia Turner

Telecopier No.: 704-386-8694
Confirmation No. 704-386-3933
                                                      SCHEDULE IV


                         REAL ESTATE DISPOSITIONS

                    Domestic

1.                Varo-Marquis
                   3609 Marquis St.
                   Garland, TX

2.                Texas Forge
                   6519 Liberty Rd.
                   Houston, TX

3.                Turbomachinery
                   11845 Ormondy
                   Houston, TX

4.                Enterprise Engine
                   Enterprise Way & 85th Ave.
                   Oakland, CA

5.                Turbomachinery-Turbine Div.
                   South Plant & additional parcel
                   Trenton, NJ

6.                Delroyd
                   121 First Avenue
                   Hamilton Township, NJ

7.                Condenser Plant
                   801 N. Front St.
                   Florence, NJ
                Foreign

1.               Morse Controls
                  Singapore Plant

2.               Sirsa Plant
                  Cassino, Italy

3.               I mo Industries GmbH
                  Reichelsheim, Germany

4.               Imo Industries GmbH
                  Heiligenhaus, Germany

                                                       SCHEDULE V



           MORTGAGES IN FAVOR OF ADMINISTRATIVE AGENT



         Location               Ownership Status

  3900 Westinghouse         Owned by IMO
  Boulevard, Mecklenburg
  County
  Charlotte, NC 28373

  506 South Bickett         Owned by IMO
  Boulevard, Franklin
  County
  Louisburg, NC 27549

  14 Hayward Street,        Owned by IMO
  Norfolk County
  Quincy, MA 02171

  121 First Avenue, Mercer  Owned by IMO
  County
  Hamilton Township, NJ
  09950

  3750 East Market Street,  Owned by IMO
  York County
  York, PA 17402

  Airport Road, Union       Owned by IMO
  County
  Monroe, NC 20111-5020

  476 Industrial Park       Owned by IMO
  Road, Adair County
  Columbia, KY 42626

  82 Bridges Avenue,        Owned by Warren Pumps
  Worcester County          Inc.
  Warren, MA 01083-0969     (Subsidiary of IMO)

  21 Clinton Street,        Owned by IMO
  Summit County
  Hudson, OH 44236-2899

  Hydraulic Operation       Owned by IMO
  1579 Barber Road,
  Sarasota County
  Sarasota, FL 34240

  7970 U.S. 25 Dixie        Leased by IMO
  Highway
  Florence, KY 41042
                                                      SCHEDULE VI




                    DISCONTINUED OPERATIONS


Subsidiaries

VHC,  Inc.

Baird Corp.

Baird Atomic Ltd.

Deltex Service, Inc.

Properties within Imo Industries, Inc.

1.   Varo-Marquis
      3609 Marquis St.
      Garland, TX

2.   Texas Forge
      6519 Liberty Rd.
      Houston, TX

3.   Turbomachinery
      11845 Ormondy
      Houston, TX

4.    Enterprise Engine
       Enterprise Way & 85th Ave.
       Oakland, CA

5.    Turbomachinery-Turbine Div.
       South Plant & additional parcel
       Trenton,  NJ

6.    Condenser Plant
       801 N. Front St.
       Florence, NJ